YUM! BRANDS

LEADERSHIP RETIREMENT PLAN

Plan Document for the 409A Program,
Amended and Restated as of January 1, 2026 (unless otherwise noted herein)

YUM! Brands Leadership Retirement Plan

Page

ARTICLE I – FOREWORD	1
ARTICLE II – DEFINITIONS	3
2.01 Allocation Date:	3
2.02 Authorized Leave of Absence:	3
2.03 Base Compensation:	3
2.04 Beneficiary:	4
2.05 Bonus Compensation:	4
2.06 Break in Service Payment Election:	5
2.07 Change in Control:	5
2.08 Code:	6
2.09 Company:	6
2.10 Disability:	6
2.11 Disability Benefits:	7
2.12 Disability Leave of Absence:	7
2.13 Disability Payment Election:	7
2.14 Earnings Credit:	7
2.15 Earnings Rate:	7
2.16 Employer:	9
2.17 Employer Credit / Employer Credit Percentage:	9
2.18 ERISA:	9
2.19 Executive / Eligible Executive:	9
2.20 409A Program:	11
2.21 Key Employee:	11
2.22 LRP Account:	12
2.23 LRP Benefit:	12
2.24 One-Year Break in Service:	12
2.25 Participant / Pre-2019 Participant / 2019 Refresh Participant:	12
2.26 Plan:	12
2.27 Plan Administrator:	13
2.28 Plan Year:	13
2.29 Pre-409A Program:	13
2.30 Retirement:	13
2.31 Section 409A:	13
2.32 Separation from Service:	13
2.33 Spouse:	13
2.34 Termination Date:	14
2.35 Valuation Date:	14
2.36 Vesting Schedule:	14
2.37 Vested LRP Account:	14
2.38 United States:	14
2.39 Year of Participation:	14
i

YUM! Brands Leadership Retirement Plan

Page

2.40 Year of Service:	15
2.41 YUM! Organization:	15
ARTICLE III – PARTICIPATION	16
3.01 Eligibility to Participate.	16
3.02 Inception of Participation.	18
3.03 Termination of Participation.	19
3.04 Break in Service.	20
3.05 Agreements Not to Participate.	21
ARTICLE IV – ELECTIONS	22
4.01 Beneficiaries.	22
4.02 Deferral of Payment While Receiving Disability Benefits.	22
4.03 Break in Service Deferral of Payment.	23
4.04 Installment Election for Certain Participants.	25
ARTICLE V – PARTICIPANT LRP BENEFITS	27
5.01 Credits to a Participant’s LRP Account.	27
5.02 Vesting Schedule.	31
5.03 Distribution of a Participant’s Vested LRP Account.	33
5.04 Valuation.	35
5.05 FICA Taxes and LRP Account Reduction.	36
ARTICLE VI – PLAN ADMINISTRATION	37
6.01 Plan Administrator.	37
6.02 Powers of the Plan Administrator.	37
6.03 Compensation, Indemnity and Liability.	38
6.04 Taxes.	38
6.05 Records and Reports.	39
6.06 Rules and Procedures.	39
6.07 Applications and Forms.	39
6.08 Conformance with Section 409A.	39
6.09 Section 457A.	39
6.10 Section 162(m) Compliance	41
ARTICLE VII – CLAIMS PROCEDURES	42
7.01 Claims for Benefits.	42
7.02 Appeals.	42
7.03 Special Claims Procedures for Disability Determinations.	42
7.04 Exhaustion of Claims Procedures.	43
7.05 Limitations on Actions.	46
ARTICLE VIII – AMENDMENT AND TERMINATION	47
8.01 Amendment to the Plan.	47
8.02 Termination of the Plan.	47
ARTICLE IX – MISCELLANEOUS	49
9.01 Limitation on Participant Rights.	49
9.02 Unfunded Obligation of Individual Employer.	49
ii

YUM! Brands Leadership Retirement Plan

Page

9.03 Other Benefit Plans.	49
9.04 Receipt or Release.	49
9.05 Governing Law.	50
9.06 Adoption of Plan by Related Employers.	50
9.07 Rules of Construction.	50
9.08 Successors and Assigns; Nonalienation of Benefits.	51
9.09 Facility of Payment.	51
9.10 Missing Participants or Beneficiaries.	52
9.11 Electronic Signatures.	52
ARTICLE X – SIGNATURE	53
APPENDIX	54
APPENDIX ARTICLE A – LRP BENEFITS FOR CERTAIN PARTICIPANTS	55
A.01 Scope.	55
A.02 Allocation Date for Class I Appendix Participants.	55
A.03 Employer Credit for Class I Appendix Participants.	56
A.04 Special Interim Earnings Rate for Class I Appendix Participants.	57
A.05 Vesting for Class I Appendix Participants.	58
A.06 Employer Credit Percentage for Class II Appendix Participants.	58
A.07 Special Additional Employer Credit for Specified Class II Appendix Participants.	59
APPENDIX ARTICLE B – PARTICIPATION BY EXECUTIVES ON INTERNATIONAL ASSIGNMENTS	61
B.01 Scope.	61
B.02 Eligible Countries.	61
B.03 Special Provisions for Certain July 2008 International Transfers.	63
APPENDIX ARTICLE C – SPINOFF OF THE COMPANY’S CHINA BUSINESS	64
C.01 Scope.	64
C.02 Covered Participants.	64
C.03 Transition Period and Related Transfers.	65
C.04 Treatment of Group A Covered Participants.	65
C.05 Treatment of Group B Covered Participants.	66
C.06 Treatment of Group C Covered Participants.	66
APPENDIX ARTICLE D – ACQUISITION OF THE HABIT RESTAURANTS, LLC	68
D.01 Scope.	68
D.02 Status of Habit as an Adopting Employer.	68
D.03 Status of Habit Executives as Eligible Executives	68
D.04 Years of Service and Years of Participation	68
APPENDIX ARTICLE E – GLOBAL RULES FOR IDENTIFYING SPECIFIED EMPLOYEES UNDER COMPANY 409A PLANS EFFECTIVE MARCH 26, 2019	69

iii

ARTICLE I – FOREWORD
    YUM! Brands, Inc. (the “Company”) established the YUM! Brands Leadership Retirement Plan (the “Plan”) to benefit selected executives who are not eligible to participate in the YUM! Brands Retirement Plan. The Plan was effective as of April 1, 2002, and it was originally known as the Supplemental Executive Retirement Plan.

    This document is effective as of January 1, 2005 (the “Effective Date”). Effective January 1, 2008, this document was amended and restated to add additional eligible executives and make certain other design changes. In December 2008, this document was further amended and restated to make certain changes for Section 409A and other items. In December, 2009, this document was further amended to: (i) permit the continued eligibility of certain executives who become Executives in the Plan and are transferred to work outside the United States in a temporary assignment at a Yum! foreign subsidiary, (ii) exclude from the Plan persons who transfer into the United States for a temporary assignment, unless they both entered the Plan and transferred to the United States before July 1, 2009, (iii) provide that Executives can agree not to participate in the Plan, either expressly or indirectly by agreeing to participate in one or more of the Company’s other benefit plans, and (iv) provide for a one percent (1%) contribution for Participants who do not receive Employer Credits at specified higher contribution levels.

Thereafter, the Plan was amended effective January 1, 2011 to avoid application of Code Section 457A to benefits under the Plan. In December 2, 2011, the Plan was amended to provide for the disposition of LRP account balances related to Executives who become participants in the Yum! Brands Third Country National Plan. In December 2013, the Plan was amended to (i) bring it into compliance with Windsor; (ii) clarify the Earnings Credit calculations; (iii) address missing participants; and (iv) add additional countries which are taken into consideration for Temporary Assignment provisions. In December 2015, the Plan was amended and restated (effective January 1, 2016), to update the claims procedures under the Plan and to address the treatment of participants whose employment is transferred to a work location outside of the United States. In 2016, the Plan was amended to include additional circumstances which result in accelerated vesting of accounts as well as to provide for the spin-off of certain assets to the Yum China Leadership Retirement Plan.

The Plan was amended and restated effective January 1, 2018 to (i) address earnings credit issues on delayed payments, (ii) update the provisions governing the avoidance of application of Code Section 457A. The 2018 restatement of the Plan was amended in December of 2018 to update the distribution and earnings rate provisions generally for Executives who become Participants after 2018. In 2019, the 2018 restatement of the Plan was further amended to clarify certain provisions and, effective January 1, 2020, to permit installment elections and to update the earnings rate for additional Participants. In 2021, the Plan was restated to update the claims and administrative provisions effective as of December 2021, and to provide for the eligibility of certain employees of The Habit Restaurants LLC as of January 1, 2022.

    This document sets forth the terms of the Plan that are applicable to benefits that are subject to Section 409A, i.e., generally, benefits that are earned or vested after December 31,

2004 (the “409A Program”). Other benefits under the Plan shall be governed by a separate set of documents that set forth the pre-Section 409A terms of the Plan (the “Pre-409A Program”). Together, this document and the documents for the Pre-409A Program describe the terms of a single plan. However, amounts subject to the terms of this 409A Program and amounts subject to the terms of the Pre-409A Program shall be tracked separately at all times. The preservation of the terms of the Pre-409A Program, without material modification, and the separation between the 409A Program amounts and the Pre-409A Program amounts are intended to be sufficient at all times to permit the Pre-409A Program to remain exempt from Section 409A.

    With respect to benefits covered by this document, this document sets forth the terms of the Plan, specifying the group of executives of the Company and certain affiliated employers who are eligible to participate and the Plan’s general provisions for determining and distributing benefits. Additional and alternate provisions applicable to certain eligible executive’s benefits are set forth in the Appendix.

    The Plan is unfunded and unsecured for purposes of the Code and ERISA. The benefits of an executive are an obligation of that executive’s individual employer. With respect to his employer, the executive has the rights of an unsecured general creditor.

ARTICLE II – DEFINITIONS
    When used in this Plan, the following bold terms shall have the meanings set forth below unless a different meaning is plainly required by the context:

2.01    Allocation Date:
    The date as of which an Employer Credit is credited to the Participant’s LRP Account for a Plan Year. Except as otherwise provided in the Appendix for one or more specific Plan Participants –

        (a)    The last business day of each Plan Year shall be an Allocation Date, if the Executive is an active Participant on such day; and

        (b)    When a Participant no longer is an active Participant, the last business day of the calendar quarter containing his Termination Date shall also be an Allocation Date (if it is not already an Allocation Date as provided in subsection (a) above).

2.02    Authorized Leave of Absence:
    A period of time when a Participant is considered to remain in the employment of his Employer (except as provided below) while not actively rendering services to his Employer as a result of one or more of the following –

        (a)    Any absence of 6 months or less (or 24 months or less, if the Participant retains a contractual right to return to work) that is authorized by an Employer under the Employer’s standard personnel practices, whether paid or unpaid, as long as there is a reasonable expectation that the Participant will return to perform services for the Employer;

        (b)    A leave of absence pursuant to the Uniformed Services Employment and Reemployment Rights Act (“USERRA”); or

        (c)    A leave of absence pursuant to the Family Medical Leave Act (“FMLA”) or any other similar family medical leave law of a particular state, if such law provides for a longer leave of absence than the FMLA.

2.03    Base Compensation:
    An Eligible Executive’s gross base salary, as determined by the Plan Administrator and to the extent paid in U.S. dollars from an Employer’s U.S. payroll for a period that the Eligible Executive is an active Participant in the Plan. For any applicable period, an Eligible Executive’s gross base salary shall be determined without regard to any reductions that may apply to the base salary, including applicable tax withholdings, Executive-authorized deductions (including deductions for the YUM! Brands 401(k) Plan and applicable health and welfare benefits), tax levies and garnishments.

2.04    Beneficiary:
    The person or persons (including a trust or trusts) properly designated by a Participant, as determined by the Plan Administrator, to receive the Participant’s Vested LRP Account in the event of the Participant's death. To be effective, any Beneficiary designation must be in writing, signed by the Participant, and filed with the Plan Administrator prior to the Participant’s death, and it must meet such other standards (including the requirement for spousal consent to the naming of a non-Spouse beneficiary by a married Participant) as the Plan Administrator shall require from time to time. An incomplete Beneficiary designation, as determined by the Plan Administrator, shall be void and of no effect. If some but not all of the persons designated by a Participant to receive his Vested LRP Account at death predecease the Participant, the Participant’s surviving Beneficiaries shall be entitled to the portion of the Participant’s Vested LRP Account intended for such pre-deceased persons in proportion to the surviving Beneficiaries’ respective shares; provided that primary beneficiaries shall be paid before contingent beneficiaries. If no designation is in effect at the time of a Participant’s death or if all designated Beneficiaries have predeceased the Participant, then the Participant’s Beneficiary shall be (i) in the case of a Participant who is married at death, the Participant’s Spouse, or (ii) in the case of a Participant who is not married at death, the Participant’s estate. In determining whether a Beneficiary designation that relates to the Plan is in effect, unrevoked designations that were received prior to the Effective Date of the 409A Program shall be considered. A Beneficiary designation of an individual by name (or name and relationship) remains in effect regardless of any change in the designated individual’s relationship to the Participant. A Beneficiary designation solely by relationship (for example, a designation of “Spouse,” that does not give the name of the Spouse) shall designate whoever is the person (if any) in that relationship to the Participant at his death. An individual who is otherwise a Beneficiary with respect to a Participant’s Vested LRP Account ceases to be a Beneficiary when all applicable payments have been made from the LRP Account.

2.05    Bonus Compensation:
    The gross amount of an Eligible Executive’s target annual incentive or bonus award, which shall be equal to the Eligible Executive’s current annualized Base Compensation multiplied by the Eligible Executive’s current target bonus percentage, in effect as of the applicable Allocation Date, under his Employer’s annual incentive or bonus plan; provided, however, if a Participant has incurred a mid-year Termination Date under Section 3.03(a), the Participant’s target bonus percentage on the Participant’s Termination Date shall be used for the Allocation Date specified by Section 2.01(b). Bonus Compensation shall be determined by the Plan Administrator and shall only be taken into account to the extent paid in U.S. dollars from an Employer’s U.S. payroll. An Eligible Executive’s Bonus Compensation shall be determined without regard to any reductions that may apply, including applicable tax withholdings, Executive-authorized deductions (including deductions for the YUM! Brands 401(k) Plan and applicable health and welfare benefits), tax levies, and garnishments.

2.06    Break in Service Payment Election:
    The election to defer the distribution of a Participant’s Pre-Break Subaccount, if applicable, pursuant to the provisions of Section 4.03.

2.07    Change in Control:
    A “Change in Control” shall be deemed to occur if the event set forth in any one of the following paragraphs shall have occurred:

        (a)    Any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or an Affiliate) representing 20% or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (i) of Subsection (c) below;

        (b)    The following individuals cease for any reason to constitute a majority of the number of directors then serving; individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including a consent solicitation, relating to the election of directors of the Company), whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

        (c)    There is consummated a merger or consolidation of the Company or any direct or indirect Subsidiary with any other corporation, other than (i) a merger or consolidation immediately following which those individuals who immediately prior to the consummation of such merger or consolidation, constituted the Board, constitute a majority of the board of directors of the Company or the surviving or resulting entity or any parent thereof, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or an Affiliate) representing 20% or more of the combined voting power of the Company’s then outstanding securities.

    Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

    For purposes of the foregoing, the following capitalized and underlined words shall have the meanings ascribed to them below:

    “Affiliate” shall have the meaning set forth in Rule 12b-2 under Section 12 of the Exchange Act.

    “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act, except that a Person shall not be deemed to be the Beneficial Owner of any securities which are properly filed on a Form 13-G.

    “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

    “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its Affiliates; (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Subsidiaries; (iii) an underwriter temporarily holding securities pursuant to an offering of such securities; or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

    “Subsidiary” means any corporation, partnership, joint venture or other entity during any period in which at least a fifty percent voting or profits interest is owned, directly or indirectly, by the Company (or by any entity that is a successor to the Company).

2.08    Code:
    The Internal Revenue Code of 1986, as amended from time to time.

2.09    Company:
    YUM! Brands, Inc., a corporation organized and existing under the laws of the State of North Carolina, or its successor or successors.

2.10    Disability:
    A Participant shall be considered to suffer from a Disability, if, in the judgment of the Plan Administrator (determined in accordance with the provisions of Section 409A), the Participant –

        (a)    Is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or

        (b)    By reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, is receiving income replacement benefits for a period of not less than 3 months under an accident and health plan of the Company (including the YUM! Brands Short-Term Disability Plan and the YUM! Brands Long-Term Disability Plan).

    A Participant who has received a Social Security disability award will be conclusively deemed to satisfy the requirements of Subsection (a). In turn, a Participant who has not received a Social Security disability award will be conclusively deemed to not meet the requirements of Subsection (a).

    The related term, “Disabled,” shall mean to suffer from a Disability.

2.11    Disability Benefits:
    The receipt by a Participant of short-term disability benefits from the YUM! Brands Short-Term Disability Plan (or such other short-term disability plan sponsored by his Employer) or long-term disability benefits from the YUM! Brands Long-Term Disability Plan (or such other long-term disability plan sponsored by his Employer).

2.12    Disability Leave of Absence:
    A continuous period of absence during which the Participant is receiving Disability Benefits. A Participant’s Disability Leave of Absence shall end on the earlier of the date when the Participant is no longer receiving Disability Benefits or the date that the Participant is entitled to payment under Section 5.03 as a result of the Participant’s Separation from Service (i.e., when the Participant Separates from Service as a result of his Disability or, in the case of a Pre-2019 Participant, when the Participant attains age 55, if later). However, if the Participant executes a valid Disability Payment Election pursuant to Section 4.02, such Participant’s Disability Leave of Absence shall be extended until the specific payment date listed in the Disability Payment Election (or such later Disability Payment Election), but not beyond the date that the Participant is no longer receiving Disability Benefits.

2.13    Disability Payment Election:
    The voluntary election that can be made by a Disabled Participant under Section 4.02 to extend his Disability Leave of Absence and the payment of his LRP Benefits.

2.14    Earnings Credit:
    The increment added to a Participant’s LRP Account as a result of crediting the account with a return based on the Participant’s Earnings Rate.

2.15    Earnings Rate:

(a)    Earnings Rate as of January 1, 2026. Notwithstanding the rates in Appendix A, as of January 1, 2026, the Earnings Rate for both Pre-2019 Participants and 2019 Refresh Participants shall be the Moody’s Aaa Corporate Bond Yield Average for maturities 20 years and above (the “Post-2025 Rate”) as of the first day of the Plan Year. In the event that the Post- 2025 Rate ceases being available, the Earnings Rate for the first Plan Year that begins after the Post-2025 Rate is no longer available shall be based on an alternative source and shall be determined as of the first day of such Plan Year. For this purpose, the alternative source shall be a broadly reported source that in the good faith judgment of the Plan Administrator is likely to provide a return that closely approximates the return that reasonably could have applied if the Post-2025 Rate had continued to be available.

(b)    Earnings Rate January 1, 2020 to December 31, 2025. Notwithstanding the rates in Appendix A, from and after January 1, 2020 and through December 31, 2025, the Earnings Rate for both Pre-2019 Participants and 2019 Refresh Participants shall be the Moody’s Aa Corporate Bond Yield Average for maturities 20 years and above (the “Pre-2026 Rate”) as of the first day of the Plan Year. In the event that the Pre-2026 Rate ceases being available, the Earnings Rate for the first Plan Year that begins after the Pre-2026 Rate is no longer available shall be based on an alternative source and shall be determined as of the first day of such Plan Year. For this purpose, the alternative source shall be a broadly reported source that in the good faith judgment of the Plan Administrator is likely to provide a return that closely approximates the return that reasonably could have applied if the Pre-2026 Rate had continued to be available.

        (c)    Earnings Rate July 1, 2006 to December 31, 2019. Except as provided in the Appendix for a particular period:

        (1)    From and after July 1, 2006 and through December 31, 2018, the Earnings Rate for all Participants is 5% per annum, compounded annually, and

        (2)    From and after January 1, 2019 and through December 31, 2019, the Earnings Rate for Pre-2019 Participants is 5% per annum, compounded annually, and the Earnings Rate for 2019 Refresh Participants is the Pre-2026 Rate as of the first day of the Plan Year.

(d)    Prior Earnings Rate. From and after the Effective Date and through June 30, 2006, the Earnings Rate was 6% per annum, compounded annually.

In the event a Valuation Date occurs less than 12 months after the prior Valuation Date, this Earnings Rate shall be converted to a rate for the period since the last Valuation Date by reducing it to a rate that is appropriate for such shorter period, in accordance with Section 5.01(d)(1). The Earnings Rate is used to determine the Earnings Credit that is credited to the Participant’s LRP Account from time to time pursuant to the provisions of Section 5.01(d).

        (e)    Adjustments to the Earnings Rate. As provided by Section 5.01(d), the Earnings Rate shall be evaluated and may be revised by the Company from time to time.

2.16    Employer:
        (a)    The Company, and each division of the Company and each of the Company’s subsidiaries and affiliates (if any) and each Approved Foreign Subsidiary (as defined in subsection (b) below) that is currently designated as an adopting Employer of the Plan by the Company. Where there is a question as to whether a particular division, subsidiary, affiliate or Approved Foreign Subsidiary is an Employer under the Plan, the determination of the Plan Administrator shall be absolutely conclusive. An entity shall be an Employer hereunder only for the period that it is (i) so determined by the Plan Administrator, and (ii) a member of the YUM! Organization.

        (b)    As used in subsection (a) above and elsewhere in the Plan, an “Approved Foreign Subsidiary” means any corporation organized under the laws of any country other than the United States that is a member of the Yum! Organization, provided that a corporation described in this subsection shall be an Employer only with respect to a person who is an Executive pursuant to subsection (b) of the definition of “Executive” (and only while such person is described in subsection (b) of the definition of “Executive”). This subsection shall be effective January 1, 2009, for persons that are employed by the Yum! Organization on or after that date, or July 1, 2008 for individuals who are deemed to be an Eligible Executive under the Plan pursuant to Section B.03 of Appendix B.

2.17    Employer Credit / Employer Credit Percentage:
    The Employer Credit is an amount that is credited to a Participant’s LRP Account as of each Allocation Date pursuant to the provisions of Section 5.01(b) and (c) or the Appendix. The “Employer Credit Percentage” is the percentage in Section 5.01(b) of Base Compensation or Bonus Compensation (or both), which is used to calculate a Participant’s Employer Credit pursuant to Section 5.01(c).

2.18    ERISA:
    Public Law 93-406, the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.19    Executive / Eligible Executive:
    An “Executive” is any individual classified (as determined by the Plan Administrator in its sole discretion) in the employment records of an Employer as an Executive who (i) is receiving remuneration for personal services that he or she is currently rendering in the employment of an Employer (or who is on an Authorized Leave of Absence), and (ii) is either a “U.S. Executive” or a “Foreign-Assigned Executive” as those terms are defined in subsections (a) and (b) below. An “Eligible Executive” shall have the meaning assigned by the last sentence of Section 3.01. Certain terms used in this Section are further defined in subsections (c) and (d) below. Notwithstanding the foregoing, any individual employed by YEB Holdings, LLC or U.S. Taco Holding Co., LLC (together with each of their respective subsidiaries) shall not be an

Executive who is eligible for this Plan. An individual shall not be treated as being in an Executive classification of an Employer, as of a particular time, unless the individual is formally assigned to an executive classification by the Employer as of such time. Such assignment can only be given to an individual in the unrestricted discretion of the Employer, and the purported nature of the individual’s role with the Employer is irrelevant in determining classification as an Executive under the Plan. An individual who is classified by an Employer as an independent contractor or in another non-employee position shall not be treated as an Executive. Any ambiguity or conflict in the employment records that relate to classification as an Executive shall be resolved to deny classification as an Executive. The Plan Administrator shall determine whether an individual may be classified as an Executive in its sole discretion.

    (a)    U.S. Executive. Subject to the next sentence, a “U.S. Executive” is any person who is on an Employer’s United States payroll. Notwithstanding the preceding sentence, an executive who:

    (1)    transfers to an executive classification (which would otherwise cause him to be an Executive under this subsection) as a result of a transfer within the Yum! Organization from a worksite outside the United States to a worksite in the United States,

    (2)    is a nonresident alien at the time of such transfer, and

    (3)    does not have such transfer occur before July 1, 2009,

shall not become an Executive hereunder for any period that the employment at the United States worksite constitutes a Temporary Assignment (as defined in subsection (d) below). As used in this Section, “United States payroll” means a payroll administered within the United States.

        (b)    Foreign-Assigned Executive. A “Foreign-Assigned Executive” means any individual who:

(1)     initially became a Participant while a U.S. Executive under subsection (a) above,

(2)     is working outside of both the United States and his Home Country (as defined in subsection (c) below) in connection with a Temporary Assignment to a country that is specified in Appendix B for this purpose, and

(3)     is no longer a U.S. Executive (because he is not on a United States payroll at such time).

Notwithstanding the foregoing, the Vice President of Global Talent Management, in his sole discretion, may waive the requirement in paragraph (1) above and classify as a Foreign-Assigned Executive any individual who otherwise satisfies the requirements of paragraphs (2) and (3) above. The waiver described in the preceding sentence must be made in writing prior to the time benefits would otherwise be paid to the individual under the Plan. This subsection (b) shall be effective January 1, 2009 for individuals who are employed by the Yum! Organization on or after that date.

    (c)    Home Country. An individual’s “Home Country” means the country of his citizenship; provided that if an individual has acquired (or acquires) legal status as a permanent resident of another country, such other country shall be his Home Country for the period that he has such legal status. Notwithstanding the preceding sentence, an individual’s “Home Country” shall be the country that is listed as his home country on the appropriate administrative records of the Company, if the Plan Administrator determines that such records are intended to override the designation of Home Country that would apply under the preceding sentence. An Executive’s Home Country may change during the course of a work assignment, e.g., if an individual’s Home Country is initially based on his citizenship, and he then acquires legal status as a permanent resident of another country, any such change shall be taken into account in determining whether the individual may be an Executive under the Plan following the change.

    (d)    Temporary Assignment. A “Temporary Assignment” means a work assignment that the Employer reasonably expects to continue for a period that does not exceed five years. An assignment that is described in the preceding sentence at its inception may continue to be considered a Temporary Assignment for a period that extends beyond five years, if such assignment is extended by the Employer for bona fide business reasons, and the nature of the extension does not cause the Employer to consider it a permanent assignment. Every assignment to a worksite in the United States (from outside the United States) shall be deemed to be a Temporary Assignment at its inception, except in those instances in which (i) the duration of the assignment, by the express terms of the assignment at such time, is more than five years, or (ii) the assignment is designated at such time by the Company’s Vice President of Global Talent Management, for bona fide business reasons, as being other than a Temporary Assignment. Notwithstanding the preceding provisions of this subsection (d), if, at any time subsequent to the inception of a Temporary Assignment, the assignment is changed to a designation other than a Temporary Assignment, the Vice President of Global Talent Management, in his sole discretion, may treat the individual as having been in other than a Temporary Assignment for the duration of the entire assignment or portion thereof.

2.20    409A Program:
    The program described in this document. The term “409A Program” is used to identify the portion of the Plan that is subject to Section 409A.

2.21    Key Employee:
    Effective as of March 26, 2019, the definition of a “Key Employee” for the Plan shall follow the “Global Rules for Identifying Specified Employees Under Company 409A Plans,” as may be amended and restated from time to time (the “Global Rules”). The Global Rules are hereby incorporated by reference into this Plan document.

2.22    LRP Account:
    The individual account maintained for a Participant on the books of his Employer that indicates the dollar amount that, as of any time, is credited under the Plan for the benefit of the Participant. The balance in such LRP Account shall be determined by the Plan Administrator. The Plan Administrator may establish one or more subaccounts as it deems necessary for the proper administration of the Plan, and may also combine one or more subaccounts to the extent it deems separate subaccounts are not then needed for sound recordkeeping. Where appropriate, a reference to a Participant’s LRP Account shall include a reference to each applicable subaccount that has been established thereunder. “Pre-Break Subaccount” and “Post-Break Subaccount” shall have the meanings given to them in Section 3.04.

2.23    LRP Benefit:
    The amount or amounts that are distributable to a Participant (or Beneficiary) in accordance with Section 5.03. A Participant’s LRP Benefit shall be determined by the Plan Administrator based on the terms of the entire Plan.

2.24    One-Year Break in Service:
    A 12 consecutive-month period beginning on a Participant’s Separation from Service and ending on the first anniversary of such date. Subsequent One-Year Breaks in Service shall begin on the first and later anniversaries of such date and end on the next following anniversary. A Break in Service shall continue until the Participant is reemployed as an eligible Executive. No break in service shall begin until after a Participant is no longer an active Participant pursuant to Section 3.03(b).

2.25    Participant / Pre-2019 Participant / 2019 Refresh Participant:
    Any Executive who is qualified to participate in this Plan in accordance with Section 3.01 and for whom an Employer maintains on its books a LRP Account. An active Participant is one who is due an Employer Credit for the Plan Year (as provided in Section 3.03). A “Break in Service Participant” shall have the meaning assigned by Section 3.04(d). A “Pre-2019 Participant” and a “2019 Refresh Participant” shall each have the meaning that is assigned to each such term by Section 3.01(a).

2.26    Plan:
    The YUM! Brands Leadership Retirement Plan, the plan set forth herein and in the Pre-409A Program documents, as it may be amended and restated from time to time (subject to the limitations on amendment that are applicable hereunder and under the Pre-409A Program).

2.27    Plan Administrator:
    The Company’s Chief People Officer, who shall have the authority to administer the Plan as provided in Article V. In turn, the Chief People Officer has the authority to re-delegate operational responsibilities to other persons or parties. As of the Effective Date, the Chief People Officer has delegated to the Company’s Executive Compensation Department the day to day administration of the Plan. References in this document to the Plan Administrator shall be understood as referring to the Chief People Officer, the Company’s Executive Compensation Department and any others delegated by the Chief People Officer, as appropriate under the circumstances.

2.28    Plan Year:
    The 12-consecutive month period beginning on January 1 and ending on the following December 31 of each year.

2.29    Pre-409A Program:
    The portion of the Plan that governs benefits that are not subject to Section 409A. The terms of the Pre-409A Program are set forth in a separate set of documents.

2.30    Retirement:
    A Participant’s Separation from Service after attaining age 60.

2.31    Section 409A:
    Section 409A of the Code and the applicable regulations and other guidance of general applicability that is issued thereunder.

2.32    Separation from Service:
    A Participant’s separation from service with the YUM! Organization, within the meaning of Section 409A(a)(2)(A)(i). The term may also be used as a verb (i.e., “Separates from Service”) with no change in meaning. A Separation from Service shall not occur while the Participant is on an Authorized Leave of Absence and may be delayed by a Disability Leave of Absence. In the case of a Disability Leave of Absence, a Separation from Service shall occur on the earlier of the date that the Participant has reached 29 continuous months of a Disability Leave of Absence or the date that the Participant formally resigns his employment with the Employer and the Yum! Organization.

2.33    Spouse:
    An individual shall be recognized by the Plan Administrator as a Spouse or as being married to an Eligible Executive if the individual and the Eligible Executive are legally married (including same sex and opposite sex spouses) as of the applicable time. Marriage also includes a common law marriage, if the common law marriage (i) was formed in a location that permits the formation of common law marriage and (ii) was formed at a time when common law marriage was permitted. Only one individual may be recognized as a spouse as of any applicable time.

2.34    Termination Date:
    The date that a Participant’s active participation in this Plan terminates as defined in Section 3.03.

2.35    Valuation Date:
    Each date as specified by the Plan Administrator from time to time as of which Participant LRP Accounts are valued in accordance with Plan procedures that are currently in effect. The Plan shall have a Valuation Date for all Plan Participants as of the last day of each Plan Year. In addition, if a Participant is entitled to a distribution under Article V, such Participant shall have a Valuation Date under the Plan that is the last day of the calendar quarter that contains the date as of which such Participant becomes entitled to a distribution under Article V. In accordance with procedures that may be adopted by the Plan Administrator, any current Valuation Date may be changed. Values under the Plan are determined as of the close of a Valuation Date. If a Valuation Date is not a business day, then the Valuation Date will be the immediately preceding business day.

2.36    Vesting Schedule:
    The schedule under which a Participant’s LRP Account becomes vested and nonforfeitable in accordance with Section 5.02 or the Appendix.

2.37    Vested LRP Account:
    The portion of a Participant’s LRP Account that has become vested and nonforfeitable within the meaning of Section 5.02(a) or the Appendix.

2.38    United States:
    Any of the 50 states, the District of Columbia, and the U.S. Virgin Islands.

2.39    Year of Participation:
    The period during a Plan Year (or such other period as provided in the Appendix) – (a) during which an Eligible Executive is an active Participant, and (b) during which an Eligible Executive has not incurred a Termination Date (the “Participation Period”). An Eligible Executive is considered an active Participant only for the period from and after when his participation begins under Section 3.02 until when it terminates under Section 3.03. If the Participation Period encompasses the entire Plan Year (or such other period as provided in the Appendix), the Participant shall be credited with a complete Year of Participation for such Plan

Year (or such other period as provided in the Appendix). If the Participation Period covers only a portion of the Plan Year (or such other period as provided in the Appendix), then the Participant shall be credited with a fractional Year of Participation for such Plan Year (or such other period as provided in the Appendix). Such fractional Year of Participation shall be equal to the number of months during the Participation Period divided by twelve; provided, that if the Participation Period includes at least one day of a month, the Eligible Executive shall receive credit for the whole month.

2.40    Year of Service:
    The number of 12-month periods of the most recent continuous employment with the YUM! Organization commencing on the Participant’s most recent day of employment or re-employment with the YUM! Organization and ending on the Participant’s Separation from Service (including those periods that may have occurred prior to becoming a Plan Participant). Years of Service shall include completed years and months. A partial month shall be counted as a whole month. If an individual is previously employed by the YUM! Organization, incurs a Separation from Service, is rehired by the YUM! Organization and becomes a Participant in this Plan, the individual’s previous period or periods of employment are only credited towards the Participant’s Years of Service to the extent provided in Section 3.01(e) and Section 3.04.

2.41    YUM! Organization:
    The controlled group of organizations of which the Company is a part, as defined by Code section 414(b) and (c) and the regulations issued thereunder. An entity shall be considered a member of the YUM! Organization only during the period it is one of the group of organizations described in the preceding sentence.

ARTICLE III – PARTICIPATION
3.01    Eligibility to Participate.
        (a)    Rules Effective from and after January 1, 2008. Effective from and after January 1, 2008, an Executive shall be eligible to participate in this Plan, if the Executive satisfies all of the following requirements:

        (1)    The Executive meets one of the following –

    (i)    The Executive is classified by his Employer as Level 12 or above on January 1, 2008 (and while he remains so classified);

    (ii)    The Executive is hired by an Employer on or after January 1, 2008 as an Executive classified as Level 12 or above (and while he remains so classified); or

    (iii)    The Executive is promoted by an Employer on or after January 1, 2008 from below Level 12 into a Level 12 or above position (and while he remains so classified);

        (2)    The Executive is not eligible to participate in the YUM! Brands Retirement Plan; and

        (3)    The Executive has attained at least age 21.

An Executive who satisfied all of the above requirements by December 31, 2018 (or who was hired and attained age 21 before January 1, 2019 and was promoted to Level 12 or above as part of the 2018 year-end process, as specified below) shall qualify as (and be referred to for purposes of the Plan as) a “Pre-2019 Participant” while he remains continuously employed and classified as Level 12 or above. An Executive who meets all of the requirements of paragraphs (1) through (3) above but is not a Pre-2019 Participant shall qualify as (and be referred to for purposes of the Plan as) a “2019 Refresh Participant”, beginning as of the Executive’s inception of participation date under Section 3.02. Whether an Executive was promoted to Level 12 or above as part of the 2018 year-end process will be determined in the discretion of the Employer, provided that such Executive was promoted to Level 12 or above before March 31, 2019. A Pre-2019 Participant who terminates employment or ceases to be classified as Level 12 or above shall continue to be treated as a Pre-2019 Participant for purposes of determining the Earnings Rate and distribution of his LRP Account to the extent the LRP Account is attributable to his service through his date of termination or cessation of classification as Level 12 or above. If such an individual is then rehired or reclassified and again becomes an Eligible Executive, the individual’s rights under the Plan that relate to the period following the rehire or reclassification will be based on the Plan’s rules for 2019 Refresh Participants.

        (b)    Rules Effective for the 2007 Plan Year. Effective from and after January 1, 2007 and before January 1, 2008, an Executive shall be eligible to participate in this Plan, if the Executive satisfies all of the following requirements:

        (1)    The Executive meets one of the following –

    (i)    The Executive is classified by his Employer as Level 14 or above on January 1, 2007 (and while he remains so classified);

    (ii)    The Executive is hired by an Employer on or after January 1, 2007 and before January 1, 2008 as an Executive classified as Level 14 or above (and while he remains so classified); or

    (iii)    The Executive is promoted by an Employer on or after January 1, 2007 and before January 1, 2008 from below Level 14 into a Level 14 or above position (and while he remains so classified);

        (2)    The Executive is not eligible to participate in the YUM! Brands Retirement Plan; and

        (3)    The Executive has attained at least age 40.

        (c)    Rules Effective as of the Effective Date through December 31, 2006. Effective from and after the Effective Date and through December 31, 2006, an Executive shall be eligible to participate in this Plan, if the Executive satisfies all of the following requirements:

        (1)    The Executive has been selected by his Employer to participate in this Plan (and while he remains selected);

        (2)    The Executive is not eligible to participate in the YUM! Brands Retirement Plan; and

        (3)    The Executive has attained at least age 40.

        (d)    Special Eligibility Rules. If an Executive was a Participant in the Pre-409A Program immediately prior to January 1, 2005, the Executive shall remain a Participant in this Plan subject to the regular participation rules of the Plan, including Section 3.03. Further, if an Executive became a Participant in the Plan by satisfying Section 3.01(b) or (c), such Executive shall remain a Participant in the Plan after the applicable time period subject to the regular participation rules of the Plan, including Section 3.03.

        (e)    Certain Rehired Executives. If an Executive was previously employed by the YUM! Organization, such Executive was not eligible to participate in this Plan (e.g., the Executive was eligible to participate in the YUM! Brands Retirement Plan) as a result of such previous employment and such Executive is later rehired by the Yum! Organization and becomes eligible to participate in this Plan on or after his rehire date, then such rehired Executive –

        (1)    Shall be credited at the start of his first Year of Participation with Years of Service that include his service relating to his prior period or periods of employment with the Yum! Organization; and

        (2)    Shall not receive an Employer Credit or any LRP Benefit with respect to any period prior to his rehire date.

    (f)    Acquisitions and Divestitures. A written agreement between an Employer and a party that is not part of the YUM! Organization regarding the purchase or sale of a business unit, division, or subsidiary (“Business”) may provide for the termination or commencement of the participation of certain Business employees in this Plan. Absent a clear and specific provision in such agreement to the contrary:

     (1)    Each employee of a Business that is sold will cease being eligible for this Plan upon such sale; and

          (2)    No employee of a Business that is acquired will be eligible for this Plan except as the Plan Administrator may specify.

Unless otherwise specifically provided in the agreement, for purposes of Article VIII, approval and execution of a binding written agreement of acquisition or divestiture by one or more Employers is approval by the Company of a qualifying designation of Plan eligibility (or ineligibility) contained in such agreement, as well as authorization from the Company to the Plan Administrator to carry out the provisions and intent of such agreement with respect to such qualifying designation.

During the period an individual satisfies the eligibility requirements of the above Subsections, whichever applies to the individual, he shall be referred to as an “Eligible Executive.”

3.02    Inception of Participation.
    Subject to the next two sentences for periods on and after January 1, 2019, an Eligible Executive shall become a Participant in this Plan as of date the Participant first satisfies the eligibility requirements to be an Eligible Executive that are set forth in Section 3.01. In the case of Executives who satisfy all of the Requirements to be an Eligible Executive on or after January 1, 2019 (and who are not Pre-2019 Participants), the Eligible Executive shall become a Participant in this Plan on the first of the month following 30 days of employment as an Eligible Executive. A Pre-2019 Participant who becomes an Eligible Executive as a result of the 2018 year-end process shall become a Participant in this Plan as of January 1, 2019.

3.03    Termination of Participation.
        (a)    General. Except as modified below and except as provided in subsection (b), an individual’s eligibility to participate actively in this Plan shall cease upon his “Termination Date,” which is the earliest to occur of the following:

        (1)    The date the individual ceases to be an Eligible Executive; or

        (2)    The first day an individual begins a period of severance (i.e., the period that follows a Separation from Service).

    Notwithstanding the prior sentence, an individual shall continue to participate actively in this Plan during a period of an Authorized Leave of Absence from an Eligible Executive position, and an individual who is on an Authorized Leave of Absence shall have a “Termination Date” on the day the individual does not return to active work at the end of such Authorized Leave of Absence. The calculation of an individual’s Employer Credit shall not take into account any compensation earned from and after his Termination Date. In addition, a Participant’s Participation Period (as defined in Section 2.39) for purposes of determining Years of Participation shall end on the Participant’s Termination Date. If an individual incurs a Termination Date but otherwise remains an employee of the YUM! Organization (e.g., the individual does not incur a Separation from Service), such individual shall continue to accrue Years of Service while remaining in the employ of the YUM! Organization.

        (b)    Disability Leave of Absence. Notwithstanding subsection (a) above, an individual shall continue to participate actively in this Plan during a period of a Disability Leave of Absence from a position as an Eligible Executive. Accordingly, such individual shall have a “Termination Date” on the last day of his Disability Leave of Absence. If the Participant executes a valid Disability Payment Election pursuant to Section 4.02, such Participant’s Disability Leave of Absence shall be extended until the specific payment date listed in the Disability Payment Election (or such later Disability Payment Election) but not beyond the date the Participant ceases receiving Disability Benefits. However, if the Participant’s Disability Leave of Absence terminates due to the Participant’s cessation of Disability Benefits and he promptly returns to active work with an Employer as an Eligible Executive under Section 3.01, such Participant shall not have a Termination Date (and active participation shall continue). In the case of an individual who is on a Disability Leave of Absence, the individual’s Participation Period for purposes of determining Years of Participation shall end on the Participant’s Termination Date (determined taking into account the provisions of this subsection (b)). Further, for such an individual, active participation in this Plan shall continue as provided above without regard to whether the Participant is generally considered to be a continuing employee of the Employer, and without regard to whether the Participant has incurred a Separation from Service, e.g., after 29 months on Disability Leave of Absence.

        (c)    Effect of Distribution of Benefits. An individual, who has been a Participant under the Plan, ceases to be a Participant on the date his Vested LRP Account is fully distributed.

3.04    Break in Service.
        (a)    Less than a One-Year Break in Service. If a Participant incurs a break in service and returns in an eligible classification, but such break in service is less than a One-Year Break in Service, then as of the date he again becomes an Eligible Executive, such Participant shall be deemed to not have incurred a Termination Date and his Participation Period (as defined in Section 2.39), Years of Service, Employer Credit and Earnings Credit shall be recomputed as if such break in service never occurred. However, a Separation from Service shall occur under the normal rules with respect to the Participant’s pre-break Employer Credits and related Earnings Credits (without alteration of these rules as a result of the disregard of a break in service pursuant to the prior sentence).

        (b)    One-Year Break in Service – Vested Participants. A Participant who has satisfied the requirements for vesting under Section 5.02 at the time he incurs a One-Year Break in Service and who is again employed at any time thereafter in an eligible classification shall re-participate in this Plan as of the date he becomes an Eligible Executive. Such individual’s pre-break Years of Service shall be restored in determining his rights and benefits under the Plan. In addition, such individual shall begin a new Participation Period beginning with the date he once again becomes an active Participant pursuant to Section 3.02. However, such individual shall not be entitled to an Employer Credit for the period of the break.

        (c)    One-Year Break in Service – Non-Vested Participants. Any Participant not described in subsection (b) who incurs a One-Year Break in Service and who is again employed in an eligible classification shall re-participate in this Plan as of the date he becomes an eligible Executive. His pre-break Years of Service shall be restored, but only if the number of his consecutive One-Year Breaks in Service is less than the greater of: (i) 5, or (ii) the aggregate number of his pre-break Years of Service. In addition, such individual shall begin a new Participation Period (as defined in Section 2.39) beginning with the date he once again becomes an active Participant pursuant to Section 3.02. However, such individual shall not be entitled to an Employer Credit for the period of the break.

        (d)    Break in Service Subaccounts. If a Participant incurs a break in service under this Section and the Participant did not receive a distribution of his LRP Benefit during or as a result of the break in service (e.g., in the case of a Pre-2019 Participant, when the break in service occurs prior to the Participant’s 55th birthday), the Employer Credits (and the Earnings Credits related thereto) that are credited for services after the break in service shall be credited to a separate subaccount of the Participant’s LRP Account (the “Post-Break Subaccount”). The Post-Break Subaccount shall be separately distributed from the value of the Participant’s pre-break LRP Account, which shall be referred to as the “Pre-Break Subaccount.” An affected Pre-2019 Participant shall be able to extend the payment date of the Participant’s Pre-Break Subaccount by making a Break in Service Payment Election pursuant to Section 4.03. A Participant’s Pre-Break Subaccount and Post-Break Subaccount shall consist of the Participant’s entire LRP Account. A Pre-2019 Participant who has a Pre-Break and Post-Break Subaccount shall be referred to as a “Break in Service Participant.”

3.05    Agreements Not to Participate.
    The eligibility provisions of this Article III have been and will continue to be construed in combination with any other documents that constitute part of the overall agreement between the Company or an Employer and an Executive regarding the Executive’s participation in the Company’s benefit plans. For example, an agreement between the Company and an Executive that provides for the Executive to have retirement benefits provided by a specific plan or arrangement that is not this Plan will be construed, absent a clear expression of intent by the parties to the contrary, to preclude participation in this Plan, even if the Executive might otherwise be eligible to participate in the Plan. An agreement that is otherwise described in the preceding two sentences shall not bar an Executive’s participation for the period before the earliest date such agreement may apply without violating the restrictions on elections under Section 409A. The Plan Administrator shall determine eligibility in its sole discretion.

ARTICLE IV – ELECTIONS
4.01    Beneficiaries.
    A Participant shall be able to designate, on a form provided by the Plan Administrator for this purpose, a Beneficiary to receive payment, in the event of his death, of the Participant’s Vested LRP Account. A Beneficiary shall be paid in accordance with the terms of the Beneficiary designation form, as interpreted by the Plan Administrator in accordance with the terms of this Plan. At any time, a Participant may change a Beneficiary designation by completing a new Beneficiary designation form that is signed by the Participant and provided to the Plan Administrator prior to the Participant’s death, and that meets such other standards (including the requirement of Spousal consent for married Participants) as the Plan Administrator shall require from time to time.

4.02    Deferral of Payment While Receiving Disability Benefits.
        (a)    General. Effective from and after January 1, 2008, subject to subsection (b) below, a Participant who is on a Disability Leave of Absence (and whose active participation continues under Section 3.03(b)) may make one or more elections to extend the time of payment of his LRP Benefit. This opportunity to extend the Participant’s time of payment is referred to as a “Disability Payment Election.”

        (b)    Requirements for Disability Payment Elections. A Disability Payment Election must comply with all of the following requirements:

        (1)    If a Participant’s LRP Benefit will be paid at age 55 pursuant to Section 5.03(a) (e.g., in the case of Pre-2019 Participant, because the Participant’s Separation from Service occurred prior to age 55), the Participant must make his first Disability Payment Election no later than 12 months before the Participant’s 55th birthday; provided however a Participant can make a valid Disability Payment Election within 12 months of his 55th birthday, if the Participant’s 55th birthday is in the 2009 calendar year and if the Participant makes the Disability Payment Election during the 2008 calendar year.

        (2)    If a Participant’s LRP Benefit will be paid at Separation from Service pursuant to Section 5.03(a) (e.g., in the case of a 2019 Refresh Participant or, in the case of Pre-2019 Participant, because the Participant will be age 55 or older upon Separation from Service), the Participant must make his first Disability Payment Election at least 12 months before his Separation from Service; provided however a Participant can make a valid Disability Payment Election within 12 months of his Separation from Service, if the Participant’s Separation from Service occurs in the 2009 calendar year and if the Participant makes the Disability Payment Election during the 2008 calendar year.

        (3)    A Participant’s first Disability Payment Election must specify a new specific payment date for his LRP Benefits that is at least 5 years after his 55th birthday or Separation from Service, whichever is applicable as provided in paragraphs (1) or (2).

        (4)    Subsequent Disability Payment Elections must be made at least 12 months before the specific payment date of the prior Disability Payment Election and must provide for a new specific payment date for his LRP Benefits that is at least 5 years after the prior specific payment date listed in the prior Disability Payment Election.

        (5)    All Disability Payment Elections must specify a specific payment date, and Separation from Service or any other event cannot be selected on a Disability Payment Election.

        (6)    All Disability Payment Elections must comply with all of the requirements of this Section 4.02.

        (7)    A Participant cannot change the form of payment of his LRP Benefit pursuant to a Disability Payment Election.

        (8)    A Participant may not make a Disability Payment Election if the election would provide for a specific payment date after the Participant’s 80th birthday.

    A Disability Payment Election will be void and payment will be made based on the provisions of the Plan other than this Section 4.02, if all of the provisions of the foregoing paragraphs of this subsection are not satisfied in full, including if payment is made based on Separation from Service and the specific payment date specified by the Participant turns out not be at least 5 years after the payment date related to Separation from Service (either the original such payment date or the latest such payment date from the Participant’s most recent Disability Payment Election, as applicable). A Participant’s Disability Payment Election shall not become effective until 12 months after the date on which the election is made pursuant to Section 409A(a)(4)(C)(i). If a Participant’s Disability Payment Election becomes effective in accordance with the provisions of this subsection, the Participant’s prior payment date shall be superseded (including any specific payment date specified in a prior Disability Payment Election).

        (c)    Plan Administrator’s Role. Each Participant has the sole responsibility to make a Disability Payment Election by contacting the Plan Administrator and to comply with the requirements of this Section. The Plan Administrator may provide a notice of a Disability Payment Election opportunity to some or all affected Participants, but the Plan Administrator is under no obligation to provide such notice (or to provide it to all affected Participants, in the event a notice is provided only to some Participants). The Plan Administrator has no discretion to waive or otherwise modify any requirement set forth in this Section or in Section 409A.

4.03    Break in Service Deferral of Payment.
        (a)    General. Effective from and after January 1, 2008, subject to subsection (b) below, a Break in Service Participant (as defined in Section 3.04(d)) may make one or more elections to extend the time of payment of his Pre-Break Subaccount. This opportunity to extend the Participant’s time of payment for his Pre-Break Subaccount is referred to as a “Break in Service Payment Election.”

        (b)    Requirements for Break in Service Payment Elections. A Break in Service Payment Election must comply with all of the following requirements:

        (1)    The Break in Service Participant must make his first Break in Service Payment Election no later than 12 months before the Participant’s 55th birthday, and the Break in Service Payment Election must provide for either (i) a specific payment date that is at least 5 years after the Participant’s 55th birthday, or (ii) or payment based on the later of (A) a specific payment date that is at least 5 years after the Participant’s 55th birthday, or (B) his Post-Break Separation from Service; provided however a Participant can make a valid Break in Service Payment Election within 12 months of his 55th birthday, if the Participant’s 55th birthday is in the 2009 calendar year and if the Participant makes the Break in Service Payment Election during the 2008 calendar year. A Participant’s “Post-Break Separation from Service” refers to the Separation from Service that a Pre-2019 Participant has after returning to service as an Eligible Executive following a break in service.

        (2)    Subsequent Break in Service Payment Elections must be made at least 12 months before the specific payment date of the prior election and must provide for a new specific payment date that is at least 5 years after the specific payment date listed in the prior election. If a Participant’s prior election was for payment based on the later of 5 years after his 55th birthday or his Post-Break Separation from Service, a subsequent Break in Service Payment Election must be made at least 12 months prior to the specific payment date selected on the prior election and at least 12 months prior to his Post-Break Separation from Service. Such subsequent Break in Service Payment Election must also provide for a distribution on a new specific payment date that is least 5 years after the specific payment date listed in the prior election or, if later, on the date of his Post-Break Separation from Service.

        (3)    All Break in Service Payment Elections must specify a specific payment date.

        (4)    All Break in Service Payment Elections must comply with all of the requirements of this Section 4.03.

        (5)    A Participant cannot change the form of payment of his LRP Benefit pursuant to a Break in Service Payment Election.

        (6)    A Participant may not make a Break in Service Payment Election if the election would provide for a specific payment date after the Participant’s 80th birthday.

        (7)    The Break in Service Payment Election shall only apply to distribution of the Break in Service Participant’s Pre-Break Subaccount.

        (8)    Payment following a Break in Service Payment Election is subject to acceleration under the cashout provisions of Section 5.03(e).

(9)    Payment based on Separation from Service following a Break in Service Payment Election shall be made in accordance with Section 5.03.

    A Break in Service Payment Election will be void and payment will be made based on the provisions of the Plan other than this Section 4.03, if all of the provisions of the foregoing paragraphs of this subsection are not satisfied in full. A Participant’s Break in Service Payment Election shall become effective 12 months after the date on which the election is made pursuant to Section 409A(a)(4)(C)(i). If a Participant’s Break in Service Payment Election becomes effective in accordance with the provisions of this subsection, the Participant’s prior payment date shall be superseded (including any specific payment date specified in a prior Break in Service Payment Election).

        (c)    Plan Administrator’s Role. Each Participant has the sole responsibility to make a Break in Service Payment Election by contacting the Plan Administrator and to comply with the requirements of this Section. The Plan Administrator may provide a notice of a Break in Service Payment Election opportunity to some or all affected Participants, but the Plan Administrator is under no obligation to provide such notice (or to provide it to all affected Participants, in the event a notice is provided only to some Participants). The Plan Administrator has no discretion to waive or otherwise modify any requirement set forth in this Section or in Section 409A.

4.04    Installment Election for Certain Participants.
        (a)    General. Effective from and after January 1, 2020, subject to subsection (b) below, an active Participant who meets the applicable age requirements and has not made an election under Sections 4.02 or 4.03 (an “Eligible Participant”), may make a one-time election to receive installment payments (an “Installment Election”) during the applicable period declared by the Plan Administrator for making such election (the “Installment Election Period”). In the case of a Participant who attains age 54 or greater by the end of 2020 (the applicable age requirement for a Participant described in this sentence) and who is otherwise an Eligible Participant throughout the Installment Election Period, the Participant’s Installment Election Period shall be a one-month period specified by the Plan Administrator during 2020. In each subsequent year, the Plan Administrator shall designate a one-month Installment Election Period that shall apply to those Participants who attain age 54 during such Plan Year (the applicable age requirement for a Participant described in this sentence) and who are otherwise Eligible Participants throughout the Installment Election Period. Pursuant to an Installment Election, an Eligible Participant may elect to receive his LRP Benefit in either 5 or 10 annual installments.

        (b)    Requirements for Installment Elections. An installment election must comply with all of the following requirements:

(1)    An Eligible Participant’s Installment Election shall not become effective until 12 months after the date on which the election is made pursuant to Section 409A(a)(4)(C)(i). Therefore, if the Eligible Participant’s LRP Benefit that is subject to an Installment Election would be paid, in the absence of an Installment Election, less than 12 months after the end of the Installment Election Period during which the Installment Election is made, the Installment Election shall be void. However, if valid, the Installment Election shall delay the date of payment that would apply in the absence of an Installment Election by 5 years.

        (2)    A Participant may not make an Installment Election if the election would result in one or more installments being paid after the Participant’s 80th birthday.

        (3)    Payment following an Installment Election is subject to acceleration under the cashout provisions of Section 5.03(e).

    An Eligible Participant’s Installment Election shall be void and payment shall be made based on the provisions of the Plan other than this Section 4.04, if all of the provisions of the foregoing paragraphs of this subsection are not satisfied in full. If a Participant’s Break in Service Payment Election becomes effective in accordance with the provisions of this subsection, the Participant’s prior payment date and form of payment shall be superseded.

        (c)    Plan Administrator’s Role. Each Participant has the sole responsibility to make an Installment Election by contacting the Plan Administrator and to comply with the requirements of this Section. The Plan Administrator may provide a notice of an Installment Election opportunity to some or all affected Participants, but the Plan Administrator is under no obligation to provide such notice (or to provide it to all affected Participants, in the event a notice is provided only to some Participants). The Plan Administrator has no discretion to waive or otherwise modify any requirement set forth in this Section or in Section 409A.

ARTICLE V – PARTICIPANT LRP BENEFITS
5.01    Credits to a Participant’s LRP Account.
        (a)    General. The Plan Administrator shall credit to each Participant’s LRP Account the Employer Credit (if any) and the Earnings Credit at the times and in the manner specified in this Section. A Participant’s LRP Account is solely a bookkeeping device to track the value of his LRP Benefit (and the Employer’s liability therefor). No assets shall be reserved or segregated in connection with any LRP Account, and no LRP Account shall be insured or otherwise secured.

        (b)    Employer Credit Percentage. A Participant’s Employer Credit Percentage (if any) shall be determined under the following paragraphs –

        (1)    For Periods From and After January 1, 2008. For Allocation Dates in Plan Years beginning on and after January 1, 2008, unless otherwise provided in the Appendix for one or more specific Participants, an active Participant’s Employer Credit Percentage (if any) shall be equal to the applicable percentage determined under subparagraph (i), (ii) or (iii) below, whichever applies to the Participant –

        (i)    The following applicable percentage applies to an active Participant (I) whose age, in the case of Allocation Dates before January 1, 2020, is 40 or greater as of the Allocation Date, and (II) who, for Plan Years beginning on or after January 1, 2019, is also a Pre-2019 Participant –

    (A)    Effective For Periods From and After January 1, 2014:

Participant Level as of Allocation Date	Employer Credit Percentage for Participants Age 40 or Greater
Level 12	4.5%
Level 13	5.0%
Level 14	5.5%
Level 15	6.5%
Level 16	7.5%
Leadership Team (LT)	8.0%
Leadership Team (LT) – Former PC Members (as defined below)	9.5%

(B)    Effective Only For the Period From and After January 1, 2008 through December 31, 2013:

Participant Level as of Allocation Date	Employer Credit Percentage for Participants Age 40 or Greater
Level 12	4.5%
Level 13	5.0%
Level 14	5.5%
Level 15	6.5%
Level 16	7.5%
Leadership Team (LT)	8.0%
Partners Council (PC)	9.5%

    As set forth Clause (A) above, effective as of January 1, 2014, the Partners Council (PC) Participant Level shall no longer apply. Participants who are members of the Partners Council (PC) Participant Level as of December 31, 2013 (the “Former PC Members”) shall become part of the Leadership Team (LT) Participant Level as of January 1, 2014, provided that they are active Participants in the Plan for which an Employer Credit is due for the 2014 calendar year. Former PC Members shall retain the Employer Credit Percentage of 9.5% effective for Allocation Dates from and after January 1, 2014.

        (ii)    In the case of (A) an active 2019 Refresh Participant who is at least age 40 as of an Allocation Date for a Plan Year beginning on or after January 1, 2019, or (B) an active 2019 Refresh Participant regardless of age as of an Allocation Date for a Plan Year beginning on or after January 1, 2020, the following applicable percentage –

Participant Level as of Allocation Date	Employer Credit Percentage
Level 12 & 13	2.0%
Level 14 & 15	3.0%
Level 16 & Leadership Team (LT)	4.0%

(iii)    In the case of an active Participant who is under age 40 as of an Allocation Date for a Plan Year beginning on or after January 1, 2008, and before January 1, 2020, the Employer Credit Percentage is 1% (regardless of the Participant’s level).

        (2)    For Periods Prior to January 1, 2008. For Plan Years beginning prior to January 1, 2008, unless otherwise provided in the Appendix for one or more specific Participants, a Participant’s Employer Credit Percentage (if any) shall be equal to the following –

Participant Level as of Allocation Date	Employer Credit Percentage
Level 14	5.5%
Level 15	6.5%
Level 16	7.5%
Leadership Team (LT)	8.0%
Partners Council (PC)	9.5%

    The Participant shall be assigned the corresponding Employer Credit Percentage for a Plan Year based upon his level (and age) as of the last Allocation Date in such Plan Year, regardless of whether the Participant was at that level (or age) for the entire Plan Year; provided, however, if a Participant has incurred a mid-year Termination Date under Section 3.03(a), the Participant’s level and age on the Participant’s Termination Date shall be used for the Allocation Date specified by Section 2.01(b).

        (c)    Employer Credit Amount.

        (1)    General Rules. Unless otherwise provided in the Appendix for one or more specified Participants, the Plan Administrator shall convert the Employer Credit Percentage into a dollar amount by multiplying the Employer Credit Percentage by the Participant’s Base Compensation and Bonus Compensation (each as modified in paragraph (2) below) for the Plan Year, thereafter crediting the resulting product to the Participant’s LRP Account. In each Plan Year, the Employer Credit shall be determined by the Plan Administrator as soon as administratively practicable after the Participant’s Allocation Date related to the Plan Year and shall be credited to the Participant’s LRP Account effective as of such Allocation Date. The calculation of the Employer Credit by the Plan Administrator shall be conclusive and binding on all Participants (and their Beneficiaries). A Participant shall not receive an Employer Credit for any Allocation Dates that occur after the Allocation Date that immediately follows the Participant’s Termination Date.

        (2)    Operating Rules. Unless otherwise provided in the Appendix, the following operating rules shall apply for purposes of determining a Participant’s Employer Credit under this subsection (c):

        (i)    The Plan Administrator shall use the Participant’s annualized Base Compensation in effect on the Allocation Date (without regard to whether the Participant’s Base Compensation changed during the Plan Year) in determining the Participant’s Base Compensation and Bonus Compensation. Notwithstanding the foregoing, if a Participant has incurred a mid-year Termination Date under Section 3.03(a), the Participant’s annualized Base Compensation in effect on the Participant’s Termination Date shall be used in determining the Participant’s Base Compensation and Bonus Compensation for the Allocation Date specified by Section 2.01(b).

        (ii)    If a Participant has less than 1 full Year of Participation for the Plan Year (e.g., as may apply in the Participant’s first and last Plan Year of Participation), the Participant’s Base Compensation and Bonus Compensation that shall be used shall be multiplied by the Participant’s fractional Year of Participation for the Plan Year.

        (iii)    If the Participant is on an Authorized Leave of Absence or a Disability Leave of Absence when an Allocation Date occurs, and as of the Allocation Date the Participant is not treated by his Employer as having currently applicable information with respect to Base Compensation, Bonus Compensation or Participant level, then the item or items of information that is inapplicable shall be replaced with the corresponding information that was applicable to the Participant as of the day prior to the Participant going on the Authorized Leave of Absence or Disability Leave of Absence.

        (iv)    Subject to the last sentence in this clause (iv), for those Employer Credits that are at a level of 4.5% or higher with respect to an Allocation Date (referred to as a “Full Employer Credit”), once a Participant has been credited with Full Employer Credits for 20 years (i.e., after 20 full Years of Participation) at the percentage levels specified in clause (ii) of Section 5.01(b)(1) or in Section 5.01(b)(2), the Participant shall cease receiving Full Employer Credits and all subsequent Employer Credits made to the Participant’s LRP Account shall be at the percentage level specified in clause (i) of Section 5.01(b)(1). For this purpose, a Participant’s Years of Participation shall be the total number that is counted pursuant to the break in service rules in Article III, and fractional Years of Participation shall be aggregated into full Years of Participation. Accordingly, if a Participant has an initial fractional Year of Participation and thereafter works continuously as an Eligible Executive for at least 20 years, the Participant would have an initial fractional Year of Participation, followed by 19 full Years of Participation, and ending with a fractional Year of Participation, which when added to the initial Year of Participation results in a full Year of Participation. Employer Credits that are made before or after a Participant is receiving Full Employer Credits shall not be limited pursuant to this subparagraph. This clause (iv) shall not apply to periods from and after January 1, 2020.

        (d)    Earnings Credit.

    (1)    General Rules. As of each Valuation Date, the Plan Administrator shall determine a Participant’s Earnings Credit for the period since the last Valuation Date by multiplying the Earnings Rate for the period since the last Valuation Date by the balance of the Participant’s LRP Account (if any) as of the last Valuation Date (as of the current Valuation Date for periods prior to January 1, 2014). This Earnings Credit will be determined as soon as practicable after the applicable Valuation Date, and it shall be credited to the Participant’s LRP Account effective as of such Valuation Date. If a

Participant has less than 1 full Year of Participation for the Plan Year (e.g., as may apply and may result in an Earnings Credit in the Participant’s last Plan Year of participation and, prior to January 1, 2014, in the Participant’s first Plan Year of participation), the Participant shall receive, to the extent deemed appropriate by the Plan Administrator, a prorated Earnings Credit for that Plan Year that shall be based upon the Participant’s fractional Year of Participation for the Plan Year that was earned prior to the Valuation Date on which the prorated Earnings Credit will be made. Notwithstanding the preceding sentence, when distributions are delayed, to a Plan Year beyond the last Plan Year of participation, pending attainment of age 55 or the occurrence of a specific payment date elected under Section 4.02 or 4.03, the Plan Administrator may adopt procedures that provide an Earnings Credit through the Valuation Date that occurs on or after attainment of age 55 or the occurrence of the specific payment date, as applicable. These procedures shall provide for proration of the Earnings Credit for any period that an Earnings Credit is determined that is less than a full year.

        (2)    Revisions to Earnings Rate. In general, as of the end of each Plan Year, beginning with the end of the 2007 Plan Year, the Company shall analyze the current Earnings Rate to determine if the rate provides a market rate of interest. If the Earnings Rate is considered to provide a market rate of interest, then the Earnings Rate generally will remain the same for the following Plan Year. If the Company concludes, in its discretion, that the Earnings Rate does not provide for a market rate of interest, then the Company currently intends to establish a new Earnings Rate to provide a market rate of interest, and the Company currently intends that such new Earnings Rate will apply for the following Plan Year. However, notwithstanding the prior three sentences, mid-year changes in the Earnings Rate are permissible in the discretion of the Company. The determination of a market rate of interest shall be entirely within the discretion of the Company and shall be based on such factors as the Company determines to consider (e.g., the current 30-year Treasury Bond yield, the current yield on a certificate of deposit equal to the remaining time period for the average Participant to reach Retirement and the LRP Account balance for the average Participant, current market rates for corporate bonds, and such other factors as the Company shall determine in its sole discretion). The Company’s determination regarding a market rate of interest is final and non-reviewable, and the Company reserves the right to revise its intent in this regard. If the Earnings Rate is revised for all or part of a Plan Year, the Company shall amend the definition of Earnings Rate accordingly or authorize attaching an Exhibit to this Plan document indicating the revised Earnings Rate and the date it applies.

5.02    Vesting Schedule.
        (a)    General. Upon a Separation from Service, a Participant shall only be entitled to a distribution (at the time provided in Section 5.03) of the portion (if any) of his LRP Account that has become vested and nonforfeitable at such time pursuant to the Vesting Schedule (as determined under this Section) that applies to the Participant. The portion (if any) of the Participant’s LRP Account that has not become vested by the Participant’s Separation from Service shall be forfeited and shall not be distributed to the Participant hereunder. The portion of the Participant’s LRP Account (from time to time) that has become vested and nonforfeitable pursuant to the Participant’s Vesting Schedule and this Section 5.02 shall be referred to as the Participant’s “Vested LRP Account.”

        (b)    Vesting Schedule. Unless Subsection (c) applies or unless otherwise provided in the Appendix for one or more specific Participants, a Participant’s LRP Account shall become vested and nonforfeitable pursuant to this subsection.

        (1)    Vesting Schedule as of January 1, 2008. Effective January 1, 2008, a Participant shall become 100% vested in his LRP Account upon attaining three (3) Years of Service. For purposes of Participants in this Plan as of December 31, 2007, this paragraph shall apply to all existing LRP Account balances as of January 1, 2008 based on the Participant’s Years of Service earned both before and after January 1, 2008.

        (2)    Vesting Schedule before January 1, 2008. For periods prior to January 1, 2008, a Participant’s LRP Account shall become vested as follows –

        (i)    Upon attaining five (5) Years of Service, a Participant shall become 50% vested in his LRP Account, and

        (ii)    Upon attaining ten (10) Years of Service, a Participant shall become 100% vested in his LRP Account.

        (c)    Acceleration of Vesting. Notwithstanding Subsection (b) above, a Participant’s LRP Account shall become 100% vested and nonforfeitable upon the earliest of the following to occur:

        (1)    The Participant’s Retirement;

        (2)    The Participant becoming Disabled;

        (3)    The Participant’s death; or

        (4)    The occurrence of a Change in Control; or

        (5)    Effective August 1, 2016, either – (i) an involuntary termination without cause pursuant to a restructuring designated by the Company as a “Reduction in Force” or a similar structured event authorized by the Company, or (ii) a qualifying termination as part of a voluntary window program.

For purposes of this subsection, a “qualifying termination as part of a voluntary window program” shall refer to a Participant’s voluntary termination of employment from the YUM! Organization that (A) is in connection with a written, Company-authorized program that provides special incentives for voluntarily terminating employment during a specified period, and (B) under which the Participant has qualified in all respects for the maximum level of benefits that were available to the Participant for voluntarily terminating, under the terms of the written termination incentive program.

5.03    Distribution of a Participant’s Vested LRP Account.
    The portion of the Participant’s Vested LRP Account that is governed by the terms of this 409A Program shall be distributed as provided in this Section. All distributions shall be paid in cash. In no event shall any portion of a Participant’s Vested LRP Account be distributed earlier or later than is allowed under Section 409A.

        (a)    Distribution Upon Separation from Service. Unless the provisions of subsection (b), (c), (d), (e) or (f) apply, a Participant’s Vested LRP Account shall be distributed upon a Participant’s Separation from Service (other than for death) as follows:

        (1)    Subject to paragraph (3) below, if a Participant is age 55 or older on the Participant’s Separation from Service date, the Participant’s Vested LRP Account shall be distributed in a single lump sum payment as of the calendar quarter’s last day that occurs on or immediately follows the Participant’s Separation from Service.

        (2)    Subject to paragraph (3) below, if a Participant is less than age 55 on the Participant’s Separation from Service date, then – (i) in the case of a Pre-2019 Participant, the Participant’s Vested LRP Account shall be distributed in a single lump sum payment as of the calendar quarter’s last day that occurs on or immediately follows the Participant’s 55th birthday, and (ii) in the case of a 2019 Refresh Participant, the Participant’s Vested LRP Account shall be distributed in a single lump sum payment as of the calendar quarter’s last day that occurs on or immediately follows the Participant’s Separation from Service.

        (3)    If the Participant is classified as a Key Employee at the time of the Participant’s Separation from Service (or at such other time for determining Key Employee status as may apply under Section 409A), then such Participant’s Vested LRP Account shall not be paid, as a result of the Participant’s Separation from Service, earlier than the date that is at least 6 months after the Participant’s Separation from Service. This shall be implemented as follows –

        (i)    If the Participant is less than age 55 on the Participant’s Separation from Service and the Participant is classified as a Key Employee, the distribution shall occur as provided in paragraph (2) above, or if later, the calendar quarter’s last day that occurs on or immediately follows the date that is 6 months after the Participant’s Separation from Service; and

        (ii)    If the Participant is age 55 or older on the Participant’s Separation from Service and the Participant is classified as a Key Employee, the distribution shall occur as of the calendar quarter’s last day that occurs on or immediately follows the date that is 6 months after the Participant’s Separation from Service.

    If the Participant’s Vested LRP Account balance is zero on his Separation from Service, the Participant shall be deemed to have received a distribution on his Separation from Service equal to zero dollars and the unvested portion of his LRP Benefit shall be forfeited subject to Section 3.04.

        (b)    Distributions Upon Death. Notwithstanding subsection (a), (c), (d) or (f), if a Participant dies, the Participant’s Vested LRP Account shall be distributed in accordance with the following terms and conditions:

        (1)    Upon a Participant’s death, the Participant’s Vested LRP Account shall be distributed in a single lump sum payment as of the calendar quarter’s last day that first occurs at least 60 days following the Participant’s death. Amounts paid following a Participant’s death shall be paid to the Participant’s Beneficiary.

        (2)    Any claim to be paid any amounts standing to the credit of a Participant in connection with the Participant’s death must be received by the Plan Administrator at least 14 days before any such amount is distributed. Any claim received thereafter is untimely, and it shall be unenforceable against the Plan, the Company, the Plan Administrator or any other party acting for one or more of them.

        (c)    Disability Payment Elections. If a Participant has made a valid Disability Payment Election in accordance with Section 4.02, his Vested LRP Account shall be distributed in a single lump sum payment on the calendar quarter’s last day that occurs on or immediately follows the specific payment date selected on the Disability Payment Election.

        (d)    Break in Service. Subject to subsection (e), a Break in Service Participant’s Vested LRP Account shall be distributed as follows:

        (1)    Pre-Break Subaccount. A Break in Service Participant’s Pre-Break Subaccount shall be distributed in a single lump sum payment as of the calendar quarter’s last day that occurs on or immediately follows the Participant’s 55th birthday. However, if a Break in Service Participant has made a valid Break in Service Payment Election in accordance with Section 4.03, his Pre-Break Subaccount shall be distributed in a single lump sum payment on the calendar quarter’s last day that occurs on or immediately follows the specific payment date (or if applicable, a later Post-Break Separation from Service, as defined in Section 4.03(b)(1)) as selected on the Break in Service Payment Election.

        (2)    Post-Break Subaccount. The distribution of a Break in Service Participant’s Post-Break Subaccount shall be governed by the provisions of subsection (a) (but subject to subsections (b), (c) or (e) as applicable).

        (e)    Involuntary Cashout. Notwithstanding subsection (a) or (d), if a Participant incurs a Separation from Service (other than for death or Disability) and the Participant’s Vested LRP Benefit (together with any other deferred compensation benefits that are required to be aggregated with the LRP Benefit under Section 409A) is equal to or less than the applicable dollar limitation (as defined in the next sentence) at a time on or after such Separation from Service, the Participant’s Vested LRP Account generally shall be distributed in a single lump sum payment as of the calendar quarter’s last day on or immediately following the Participant’s Separation from Service (or on or immediately following such later date that this subsection is determined by the Plan Administrator to apply, without any direct or indirect election of the time of payment by the Participant). For this purpose, the “applicable dollar limitation” is $15,000 in the case of distributions made in Plan Years before 2019, and is the Code Section 402(g) limitation in effect for the Plan Year in the case of distributions made in Plan Years beginning on or after January 1, 2019. However, if the Participant is classified as a Key Employee at the time of the Participant’s Separation from Service (or at such other time for determining Key Employee status as may apply under Section 409A), then such Participant’s Vested LRP Account shall be paid as of the calendar quarter’s last day on or immediately following the date that is 6 months after the Participant’s Separation from Service.

(f)    Installment Elections. Subject to subsection (e) above, if a Participant has made a valid Installment Election in accordance with Section 4.04, his Vested LRP Account shall be distributed in either 5 or 10 annual installments, whichever the Participant has validly elected, with the first installment payment on the last day of the first calendar quarter that occurs at least 5 years after the distribution date that would have applied in the absence of the Participant’s Installment Election. Each additional installment shall occur on the anniversary of such date. The amount of each installment payment shall be determined under Section 5.04. In the event that a Participant dies prior to receiving all of the Participant’s installments, any installment that is not yet due to be paid by the date of the Participant’s death shall not be distributed under this subsection, and instead the Participant’s remaining vested LRP Account shall be distributed in accordance with subsection (b) above.

        (g)    Actual Payment Date. An amount payable on a date specified in this Section shall be paid no later than the later of (a) the end of the calendar year in which the specified date occurs, or (b) the 15th day of the third calendar month following such specified date. In addition, the Participant (or Beneficiary) is not permitted to designate the taxable year of the payment.

5.04    Valuation.
    In determining the amount of any individual distribution pursuant to Section 5.03, the Participant's LRP Account shall continue to be credited with earnings (whether positive or negative) as specified in Section 5.01(d) until the Valuation Date that is used in determining the amount of the distribution under Section 5.03. The Valuation Date to be used in valuing a distribution under Section 5.03 shall be the Valuation Date that occurs on the last business day of the calendar quarter (the last day of which is the payment date). In determining the value of a Participant’s remaining LRP Account following an installment distribution from the LRP

Account, such distribution shall reduce the value of the Participant’s LRP Account as of the close of the Valuation Date coincident with or immediately preceding the payment date for such installment (the “Reference Valuation Date”). The amount to be distributed in connection with any installment payment shall be determined by dividing the value of a Participant’s LRP Account as of the Reference Valuation Date (determined before reduction of the LRP Account as of such Valuation Date in accordance with the preceding sentence) by the remaining number of installments to be paid with respect to the LRP Account.

5.05    FICA Taxes and LRP Account Reduction.
        (a)    Calculation of FICA Taxes. For each Plan Year in which a Participant’s Account (or portion of the Account) vests pursuant to Section 5.02 or the Appendix, the Company shall calculate the applicable FICA taxes that are due and shall pay such FICA taxes to the applicable tax authorities as provided by Treasury Regulation Section 31.3121(v)(2)-1. The amount of the applicable FICA taxes that are the responsibility of the Participant pursuant to Code Section 3101 shall be paid from the Participant’s LRP Account as provided in Subsection (b).

        (b)    Reduction in LRP Account Balance. Effective as of each Allocation Date in a Plan Year for which FICA taxes are paid for a Participant pursuant to Subsection (a), the Company shall withhold such FICA taxes from the Participant’s LRP Account and reduce the Participant’s LRP Account balance by the following amount –

        (1)    The amount of the applicable FICA taxes calculated by the Company that are the responsibility of the Participant pursuant to Code Section 3101 (the “FICA Amount”), plus

        (2)    The amount of Federal, state and local income taxes that are due on the distribution of the FICA Amount from the Participant’s LRP Account, which net of its own Federal, state and local income taxes, is sufficient to enable the Company to pay the full FICA Amount from the Participant’s LRP Account to the applicable tax authorities.

    The amount calculated pursuant to this Subsection shall be final and binding on the Participant and shall reduce the Participant’s LRP Account effective as of each applicable Allocation Date for which a FICA Amount is paid.

ARTICLE VI – PLAN ADMINISTRATION
6.01    Plan Administrator.
    The Plan Administrator is responsible for the administration of the Plan. The Plan Administrator has the authority to name one or more delegates to carry out certain responsibilities hereunder, as specified in the definition of Plan Administrator. Action by the Plan Administrator may be taken in accordance with procedures that the Plan Administrator adopts from time to time or that the Company’s Law Department determines are legally permissible.

6.02    Powers of the Plan Administrator.
    The Plan Administrator shall administer and manage the Plan and shall have (and shall be permitted to delegate) all powers necessary to accomplish that purpose, including the power:

        (a)     To exercise its discretionary authority to construe, interpret, and administer this Plan;

        (b)     To exercise its discretionary authority to make all decisions regarding eligibility, participation and benefits, to make allocations and determinations required by this Plan, and to maintain records regarding Participants’ LRP Accounts;

        (c)     To compute and certify to the Employer the amount and kinds of payments to Participants or their Beneficiaries, and to determine the time and manner in which such payments are to be paid;

        (d)     To authorize all disbursements by the Employer pursuant to this Plan;

        (e)     To maintain (or cause to be maintained) all the necessary records for administration of this Plan;

        (f)     To make and publish such rules for the regulation of this Plan as are not inconsistent with the terms hereof;

        (g)     To delegate to other individuals or entities from time to time the performance of any of Its duties or responsibilities hereunder;

        (h)     To hire agents, accountants, actuaries, consultants and legal counsel to assist in operating and administering the Plan; and

        (i)     To perform any other acts or make any other decisions with respect to the Plan as it deems are appropriate or necessary.

    The Plan Administrator, or a party designated by the Plan Administrator, shall have the exclusive discretionary authority to construe and to interpret the Plan, to decide all questions of eligibility for benefits and to determine the amount of such benefits. As a result, benefits under this Plan will be paid only if the Plan Administrator decides in its discretion that the Participant (or other applicant) is entitled to them. Any decisions or determinations hereunder shall be made in the absolute and unrestricted discretion of the Plan Administrator, even if (i) such discretion is not expressly granted by the Plan provisions in question, or (ii) a decision or determination is not expressly called for by the Plan provisions in question, and even though other Plan provisions expressly grant discretion or expressly call for a decision or determination. All decisions and determinations made by the Plan Administrator will be final, conclusive, and binding on all parties. The Plan Administrator may consider the intent of the Company with respect to a Plan provision in making any determination with respect to the provision, notwithstanding the provisions set forth in any document that arguably do not contemplate considering such intent. The Plan Administrator’s discretion is absolute, and in any case where the breadth of the Plan Administrator’s discretion is at issue, it is expressly intended that the Plan Administrator (or its delegate) be accorded the maximum possible discretion. Any exercise by the Plan Administrator of its discretionary authority shall be reviewed by a court under the arbitrary and capricious standard (i.e., abuse of discretion).

6.03    Compensation, Indemnity and Liability.
    The Plan Administrator shall serve without bond and without compensation for services hereunder. All expenses of the Plan and the Plan Administrator shall be paid by the Employer. To the extent deemed appropriate by the Plan Administrator, any such expense may be charged against specific Participant LRP Accounts, thereby reducing the obligation of the Employer. No member of the Plan Administrator, and no individual acting as the delegate of the Plan Administrator, shall be liable for any act or omission of any other member or individual, nor for any act or omission on his own part, excepting his own willful misconduct. The Employer shall indemnify and hold harmless each member of the Plan Administrator and any employee of the Company (or a Company affiliate, if recognized as an affiliate for this purpose by the Plan Administrator) acting as the delegate of the Plan Administrator against any and all expenses and liabilities, including reasonable legal fees and expenses, arising out of his service as the Plan Administrator (or his serving as the delegate of the Plan Administrator), excepting only expenses and liabilities arising out of his own willful misconduct.

6.04    Taxes.
    If the whole or any part of any Participant’ s LRP Account becomes liable for the payment of any estate, inheritance, income, employment, or other tax which the Company may be required to pay or withhold, the Company will have the full power and authority to withhold and pay such tax out of any moneys or other property in its hand for the account of the Participant. If such withholding is made from a Participant’s Plan distribution (or the Participant’s LRP Account), the amount of such withholding will reduce the amount of the Plan distribution (or the Participant’s LRP Account). To the extent practicable, the Company will provide the Participant notice of such withholding. Prior to making any payment, the Company may require such releases or other documents from any lawful taxing authority as it shall deem necessary. In addition, to the extent required by Section 409A amounts deferred under this Plan shall be reported on the Participants’ Forms W-2. Also, any amounts that become taxable hereunder shall be reported as taxable wages on a Participant’s Form W-2.

6.05    Records and Reports.
    The Plan Administrator shall exercise such authority and responsibility as it deems appropriate in order to comply with ERISA and government regulations issued thereunder relating to records of Participants’ service and benefits, notifications to Participants; reports to, or registration with, the Internal Revenue Service; reports to the Department of Labor; and such other documents and reports as may be required by ERISA.

6.06    Rules and Procedures.
    The Plan Administrator may adopt such rules and procedures as it deems necessary, desirable, or appropriate. To the extent practicable and as of any time, all rules and procedures of the Plan Administrator shall be uniformly and consistently applied to Participants in the same circumstances. When making a determination or calculation, the Plan Administrator shall be entitled to rely upon information furnished by a Participant or Beneficiary and the legal counsel of the Plan Administrator or the Company.

6.07    Applications and Forms.
    The Plan Administrator may require a Participant or Beneficiary to complete and file with the Plan Administrator an application for a distribution and any other forms (or other methods for receiving information) approved by the Plan Administrator, and to furnish all pertinent information requested by the Plan Administrator. The Plan Administrator may rely upon all such information so furnished it, including the Participant’s or Beneficiary’s current mailing address, age and marital status.

6.08    Conformance with Section 409A.
    At all times during each Plan Year, this Plan shall be operated (i) in accordance with the requirements of Section 409A, and (ii) to preserve the status of benefits under the Pre-409A Program as being exempt from Section 409A, i.e., to preserve the grandfathered status of the Pre-409A Program. In all cases, the provisions of this Section shall apply notwithstanding any contrary provision of the Plan that is not contained in this Section.

6.09    Section 457A.

    To avoid the application of Code section 457A (“Section 457A”) to a Participant’s LRP Account or the Participant’s LRP Benefit, the following shall apply to a Participant who is or is expected to become, during the current year, subject to income taxation under the Code (a “US-Taxed Participant”), and who transfers to a work location outside of the United States to provide services to a member of the Yum! Organization that is neither a United States corporation nor a pass-through entity that is wholly owned by a United States corporation (“Covered Transfer”):

(a)    The US-Taxed Participant shall automatically vest in his or her LRP Account as of the end of the last business day before the Covered Transfer;

(b)    From and after the Covered Transfer, any Earnings Credits, special allocations, or other similar increases or enhancements to the US-Taxed Participant’s LRP Account or LRP Benefit relating to –

    (1)    A whole or partial Year of Participation,

    (2)    Base or Bonus Compensation,

    (3)    The attainment of a specified age or level (“age/level attainment”),

(collectively, a “Benefit Enhancement”) will not be credited to the US-Taxed Participant until the end of the last day of the Plan Year in or for which the US-Taxed Participant has the whole or partial Year of Participation, the Base or Bonus Compensation or the age/level attainment that results in such Benefit Enhancement, and then only if and to the extent permissible under subsection (c) below at that time; and

(c)    The US-Taxed Participant shall have no legal right to (and the US-Taxed Participant shall not receive) any Benefit Enhancement, which relates to a whole or partial Year of Participation, Base or Bonus Compensation or the age/level attainment, from and after the Covered Transfer to the extent such Benefit Enhancement would constitute compensation that is includable in income under Section 457A.

Notwithstanding the foregoing, one or more of the foregoing subsections shall not apply to a US-Taxed Participant who has a Covered Transfer if, prior to the Covered Transfer (or prior to the start of a calendar year beginning after the Covered Transfer, with respect to such calendar year), the Company provides a written communication (either to the Participant individually, to a group of similar Participants, to Participants generally, or framed in any other way that is intended to cause the communication to apply to the Participant – i.e., an “applicable communication”) that one or more of these subsections do not apply to the Covered Transfer in question. In addition, subsections (a) and (b) shall not apply to a Participant who has a Covered Transfer if the Company determines that the Employer Credits allocated to the Participant’s LRP Account during the Covered Transfer should not constitute compensation that is includable in income under Section 457A. Subsection (b) shall cease to apply as of the earlier of – (i) the date the Participant returns to service for a member of the Yum Organization that is a United States corporation or a pass-through entity that is wholly owned by a United States corporation, or (ii) the effective date for such cessation that is stated in an applicable communication. In addition, the Plan Administrator may (in his or her discretion) waive the application of one or more of these subsections retroactively with respect to some or all of the period that begins with the

Covered Transfer, by providing the US-Taxed Participant with a written notification that clearly and expressly provides for such waiver.

6.10    Section 162(m) Compliance

    Effective January 1, 2018, the Plan Administrator shall have the maximum discretion to delay payments that is permissible under Regulation § 1.409A-2(b)(7)(i) (relating to delay of payments that are subject to Code Section 409A) (hereafter, the “Section 162(m) Rule”) while still having such delay be exempt from the rules for subsequent deferral elections. If any payment is delayed pursuant to the discretion granted by the prior sentence, it shall be paid in accordance with the requirements of the Section 162(m) Rule.

ARTICLE VII – CLAIMS PROCEDURES
7.01    Claims for Benefits.
    If a Claimant (as defined in Section 7.04) does not receive timely payment of any benefits which he believes are due and payable under the Plan, he may make a Claim (as defined in Section 7.04) for benefits to the Plan Administrator. The Claim for benefits must be in writing and addressed to the Plan Administrator. If the Claim for benefits is denied, the Plan Administrator shall notify the Claimant in writing within 90 days after the Plan Administrator initially received the benefit Claim. However, if special circumstances require an extension of time for processing the Claim, the Plan Administrator shall furnish notice of the extension to the Claimant prior to the termination of the initial 90-day period and such extension may not exceed one additional, consecutive 90-day period. Any notice of extension shall indicate the reasons for the extension and the date by which the Plan Administrator expects to make a determination. Any notice of a denial of benefits shall be in writing and drafted in a manner calculated to be understood by the Claimant and shall advise the Claimant of the basis for the denial, any additional material or information necessary for the Claimant to perfect his Claim, and the steps which the Claimant must take to have his Claim for benefits reviewed on appeal.

7.02    Appeals.
    Each Claimant whose Claim for benefits has been denied may file a written request for a review of his Claim by the Plan Administrator. The request for review must be filed by the Claimant within 60 days after he received the written notice denying his Claim. Upon review, the Plan Administrator shall provide the Claimant a full and fair review of the Claim, including the opportunity to submit written comments, documents, records and other information relevant to the Claim and the Plan Administrator's review shall take into account such comments, documents, records and information regardless of whether they were submitted or considered at the initial determination. The decision of the Plan Administrator shall be made within 60 days after receipt of a request for review and will be communicated in writing and in a manner calculated to be understood by the Claimant. Such written notice shall set forth the basis for the Plan Administrator's decision. If there are special circumstances which require an extension of time for completing the review, the Plan Administrator shall furnish notice of the extension to the Claimant prior to the termination of the initial 60-day period and such extension may not exceed one additional, consecutive 60-day period. Any notice of extension shall indicate the reasons for the extension and the date by which the Plan Administrator expects to make a determination.

7.03    Special Claims Procedures for Disability Determinations.
    Notwithstanding Sections 7.01 and 7.02, if the Claim or appeal of the Claimant relates to benefits while a Participant is disabled, such Claim or appeal shall be processed pursuant to the applicable provisions of Department of Labor Regulation Section 2560.503-1 relating to disability benefits, including Sections 2560.503-1(d), 2560.503-1(f)(3), 2560.503-1(h)(4) and 2560.503-1(i)(3). These provisions include the following:

        (a)    If the Plan Administrator wholly or partially denies a Claimant’s Claim for disability benefits, the Plan Administrator shall provide the Claimant, within a 45-day response period following the receipt of the Claim by the Plan Administrator, a comprehensible written notice setting forth (i) the basis for the denial, (ii) any additional material or information necessary for the Claimant to perfect his Claim, and (iii) the steps which the Claimant must take to have his Claim for benefits reviewed on appeal. If, for reasons beyond the control of the Plan Administrator, an extension of time is required for processing the Claim, the Plan Administrator will send a written notice of the extension, an explanation of the circumstances requiring extension and the expected date of the decision before the end of the 45-day period. The Plan Administrator may only extend the 45-day period twice, each in 30-day increments. If at any time the Plan Administrator requires additional information in order to determine the Claim, the Plan Administrator shall send a written notice explaining the unresolved issues that prevent a decision on the Claim and a listing of the additional information needed to resolve those issues. The Claimant will have 45 days from the receipt of that notice to provide the additional information, and during the time that a request for information is outstanding, the running of the time period in which the Plan Administrator must decide the Claim will be suspended.

        (b)     If the Plan Administrator denies all or part of a Claim, further review of the Claim is available upon written request by the Claimant to the Plan Administrator within 180 days after receipt by the Claimant of written notice of the denial. Upon review, the Plan Administrator shall provide the Claimant a full and fair review of the Claim, including the opportunity to submit written comments, documents, records and other information relevant to the Claim and the Plan Administrator’s review shall take into account such comments, documents, records and information regardless of whether it was submitted or considered at the initial determination. The decision on review shall be made within 45 days after receipt of the request for review, unless circumstances beyond the control of the Plan Administrator warrant an extension of time not to exceed an additional 45 days. If this occurs, written notice of the extension will be furnished to the Claimant before the end of the initial 45-day period, indicating the special circumstances requiring the extension and the date by which the Plan Administrator expects to make the final decision. The final decision shall be in writing and drafted in a manner calculated to be understood by the Claimant, and shall include the specific reasons for the decision with references to the specific Plan provisions on which the decision is based.

        (c)    Effective for Claims filed after April 1, 2018, the Plan shall adopt the rules and procedures set forth in the Department of Labor’s revisions to the disability claim procedures entitled “Claims Procedures for Plans Providing Disability Benefits” promulgated in the Federal Register on December 19, 2016 beginning at Page 92316.

7.04    Exhaustion of Claims Procedures.
(a)    Before filing any Claim (including a suit or other action) in court or in another tribunal, a Claimant must first fully exhaust all of the Claimant’s actual or potential rights under the claims procedures of Sections 7.01, 7.02 and 7.03.

(b)    Upon review by any court or other tribunal, the exhaustion requirement of this Section is intended to be interpreted to require exhaustion in as many circumstances as possible (and any steps necessary to clarify or effect this intent may be taken). For example, exhaustion may not be excused (i) for failure to respond to a Claim unless the purported Claimant took steps that were sufficient to make it reasonably clear to the Plan Administrator that the purported Claimant was submitting a Claim with respect to the Plan, or (ii) for failure to fulfill a request for documents unless (A) the Claimant is lawfully entitled to receive a copy of the requested document from the Plan Administrator at the time and in the form requested, (B) the Claimant requests such documents in a writing that is addressed to and actually received by the Plan Administrator, (C) the Plan Administrator fails to provide the requested documents within 6 months after the date the request is received, or within such longer period as may be reasonable under the facts and circumstances, (D) the Claimant took steps that were sufficient to make it reasonably clear to the Plan Administrator that the Claimant was actually entitled to receive the requested documents at the time and in the form requested (i.e., generally the Claimant must provide sufficient information to place the Plan Administrator on notice of a colorable Claim for benefits), and (E) the documents requested and not provided are material to the determination of one or more colorable Claims of which the Claimant has informed the Plan Administrator.

(c)    In any action or consideration of a Claim in court or in another tribunal following exhaustion of the Plan’s claims procedure as described in this Section, the subsequent action or consideration shall be limited, to the maximum extent permissible, to the record that was before Plan Administrator in the claims procedure process.

(d)    The exhaustion requirement of this Section shall apply: (i) regardless of whether other Disputes that are not Claims (including those that a court might consider at the same time) are of greater significance or relevance, (ii) to any rights the Plan Administrator may choose to provide in connection with novel Disputes or in particular situations, (iii) regardless of whether the rights are actual or potential and (iv) even if the Plan Administrator has not previously defined or established specific claims procedures that directly apply to the submission and consideration of such Claim (in which case the Plan Administrator upon notice of the Claim shall either promptly establish such claims procedures or shall apply or act by analogy to the claims procedures of Sections 7.01, 7.02 and 7.03 that apply to Claims).

(e)    The Plan Administrator may make special arrangements to consider a Claim on a class basis or to address unusual conflicts concerns, and such minimum arrangements in these respects shall be made as are necessary to maximize the extent to which exhaustion is required.

(f)    For purposes of this Article VII, the following definitions apply –

(1)    A “Dispute” is any claim, dispute, issue, assertion, allegation, action or other matter.

(2)    A “Claim” is any Dispute that implicates in whole or in part any one or more of the following –

(i)    The interpretation of the Plan;

(ii)    The interpretation of any term or condition of the Plan;

(iii)    The interpretation of the Plan (or any of its terms or conditions) in light of applicable law;

(iv)    Whether the Plan or any term or condition under the Plan has been validly adopted or put into effect;

(v)    The administration of the Plan,

(vi)    Whether the Plan, in whole or in part, has violated any terms, conditions or requirements of ERISA or other applicable law or regulation, regardless of whether such terms, conditions or requirements are, in whole or in part, incorporated into the terms, conditions or requirements of the Plan,

(vii)    A request for Plan benefits or an attempt to recover Plan benefits;

(viii)    An assertion that any entity or individual has breached any fiduciary duty;

(ix)    An assertion that any individual or entity is a Participant, former Participant, Plan beneficiary, former Plan beneficiary or assignee of any of the foregoing; or

(x)    Any Dispute or Claim that: (i) is deemed similar to any of the foregoing by the Plan Administrator, or (ii) relates to the Plan in any way.

(3)    A “Claimant” is any employee, former employee, Executive, former Executive, Participant, former Participant, Plan beneficiary, former Plan beneficiary or any other individual, person, entity, estate, heir, or representative with a relationship to any of the foregoing individuals or the Plan, as well as any group of one or more of the foregoing, who has a Claim. A “Claimant” also includes any individual or entity who is alleging the individual or entity has the status of a Participant, former Participant, Plan beneficiary, former Plan beneficiary, or any other individual or entity asserting a Claim.

7.05    Limitations on Actions.
    Any Claim filed under this Article VII and any action filed in state or federal court by or on behalf of a Claimant for the alleged wrongful denial of Plan benefits or for the alleged interference with or violation of ERISA-protected rights must be brought within two years of the date the Claimant’s cause of action first accrues.

    (a)     For purposes of this subsection, a cause of action with respect to a Claimant’s benefits under the Plan shall be deemed to accrue not later than the earliest of (i) when the Claimant has received the calculation of the benefits that are the subject of the Claim or legal action, (ii) the date identified to the Claimant by the Plan Administrator on which payments shall commence, (iii) when the Claimant has actual or constructive knowledge of the acts or failures to act (or the other facts) that are the basis of his Claim, or (iv) the date when the benefit was first paid, provided, or denied.

        (b)     For purposes of this subsection, a cause of action with respect to the alleged interference with ERISA-protected rights shall be deemed to accrue when the Claimant has actual or constructive knowledge of the acts or failures to act (or the other facts) that are alleged to constitute interference with ERISA-protected rights.

        (c)     For purposes of this subsection, a cause of action with respect to any other Claim, action or suit not covered by subsection (a) or (b) above must be brought within two years of the date when the Claimant has actual or constructive knowledge of the acts or failures to act (or the other facts) that are alleged to give rise to the Claim, action or suit.

Failure to bring any such Claim or cause of action within this two-year time frame shall preclude a Claimant, or any representative of the Claimant, from filing the Claim or cause of action. The mandatory claim and appeal process described in Section 7.02 and any other correspondence or other communications pursuant to or following such mandatory appeals process shall not have any effect on this two-year time frame. Any claim, action, or suit brought or filed in court or any other tribunal in connection with the Plan by or on behalf of a Claimant shall only be brought and filed in the United States District Court for the Western District of Kentucky.

ARTICLE VIII – AMENDMENT AND TERMINATION
8.01    Amendment to the Plan.
    The Company, or its delegate, has the right in its sole discretion to amend this Plan in whole or in part at any time and in any manner, including the terms and conditions of LRP Benefits, the terms on which distributions are made, and the form and timing of distributions. However, except for mere clarifying amendments necessary to avoid an inappropriate windfall, no Plan amendment shall reduce the balance of a Participant’s Vested LRP Account as of the date such amendment is adopted. In addition, the Company shall have the limited right to amend the Plan at any time, retroactively or otherwise, in such respects and to such extent as may be necessary to fully qualify it under existing and applicable laws and regulations, and if and to the extent necessary to accomplish such purpose, may by such amendment decrease or otherwise affect benefits to which Participants may have already become entitled, notwithstanding any provision herein to the contrary.

    The Company’s right to amend the Plan shall not be affected or limited in any way by a Participant’s Retirement or other Separation from Service. In addition, the Company’s right to amend the Plan shall not be affected or limited in any way by a Participant’s death or Disability. Prior practices by the Company or an Employer shall not diminish in any way the rights granted the Company under this Section. Also, it is expressly permissible for an amendment to affect less than all of the Participants covered by the Plan.

    Any amendment shall be in writing and adopted by the Company or by any officer of the Company who has authority or who has been granted or delegated the authority to amend this Plan. An amendment or restatement of this Plan shall not affect the validity or scope of any grant or delegation of such authority, which shall instead be solely determined based upon the terms of the grant or delegation (as determined under applicable law). All Participants and Beneficiaries shall be bound by such amendment.

Any amendments made to the Plan shall be subject to any restrictions on amendment that are applicable to ensure continued compliance under Section 409A.

The Company’s rights under this Section 8.01 shall be as broad as permissible under applicable law.

8.02    Termination of the Plan.
    The Company expects to continue this Plan, but does not obligate itself to do so. The Company reserves the right to discontinue and terminate the Plan at any time, in whole or in part, for any reason (including a change, or an impending change, in the tax laws of the United States or any state). Such termination shall be in writing and adopted by the Company or by any officer of the Company who has authority or who has been granted or delegated the authority to terminate this Plan. An amendment or restatement of this Plan shall not affect the validity or scope of any grant or delegation of such authority, which shall instead be solely determined based upon the terms of the grant or delegation (as determined under applicable law).

    Termination of the Plan shall be binding on all Participants (and a partial termination shall be binding upon all affected Participants), but in no event may such termination reduce the balance of a Participant’s Vested LRP Account at the time of the termination. If this Plan is terminated (in whole or in part), the affected Participants’ Vested LRP Accounts may either be paid in a single lump sum immediately, or distributed in some other manner consistent with this Plan, as provided by the Plan termination resolution. The Company’s rights under this Section shall be no less than its rights under Section 8.01. Thus, for example, the Company may amend the Plan pursuant to the third sentence of Section 8.01 in conjunction with the termination of the Plan, and such amendment will not violate the prohibition on reducing a Participant’s Vested LRP Account under this Section 8.02. This Section is subject to the same restrictions related to compliance with Section 409A that apply to Section 8.01. The Company’s rights under this Section 8.02 shall be as broad as permissible under applicable law.

ARTICLE IX – MISCELLANEOUS
9.01    Limitation on Participant Rights.
    Participation in this Plan does not give any Participant the right to be retained in the Employer's or Company's employ (or any right or interest in this Plan or any assets of the Company or Employer other than as herein provided). The Company and Employer reserve the right to terminate the employment of any Participant without any liability for any claim against the Company or Employer under this Plan, except for a claim for payment of benefits as provided herein.

9.02    Unfunded Obligation of Individual Employer.
    The benefits provided by this Plan are unfunded. All amounts payable under this Plan to Participants are paid from the general assets of the Participant’s individual Employer. Nothing contained in this Plan requires the Company or Employer to set aside or hold in trust any amounts or assets for the purpose of paying benefits to Participants. Neither a Participant, Beneficiary, nor any other person shall have any property interest, legal or equitable, in any specific Employer asset. This Plan creates only a contractual obligation on the part of a Participant’s individual Employer, and the Participant has the status of a general unsecured creditor of his Employer with respect to benefits granted hereunder. Such a Participant shall not have any preference or priority over, the rights of any other unsecured general creditor of the Employer. No other Employer guarantees or shares such obligation, and no other Employer shall have any liability to the Participant or his Beneficiary. In the event a Participant transfers from the employment of one Employer to another, the former Employer shall transfer the liability for benefits made while the Participant was employed by that Employer to the new Employer (and the books of both Employers shall be adjusted appropriately).

9.03    Other Benefit Plans.
    This Plan shall not affect the right of any Eligible Executive or Participant to participate in and receive benefits under and in accordance with the provisions of any other employee benefit plans which are now or hereafter maintained by any Employer, unless the terms of such other employee benefit plan or plans specifically provide otherwise or it would cause such other plan to violate a requirement for tax-favored treatment.

9.04    Receipt or Release.
    Any payment to a Participant or Beneficiary in accordance with the provisions of this Plan shall, to the extent thereof, be in full satisfaction of all claims against the Plan Administrator, the Employer and the Company, and the Plan Administrator may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.

9.05    Governing Law.
    The provisions of the Plan shall be construed and administered according to, and its validity and enforceability shall be governed by, enforced in accordance with, and determined under, -

(a)    ERISA and any other applicable federal law as would be applied in cases that arise in the United States District Court for the Western District of Kentucky, and

(b)    To the extent ERISA does not preempt state law, the internal laws of the State of Kentucky.

If any provisions of this instrument shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

9.06    Adoption of Plan by Related Employers.
    The Plan Administrator may select as an Employer any division of the Company, as well as any member of the YUM! Organization, and permit or cause such division or organization to adopt the Plan. The selection by the Plan Administrator shall govern the effective date of the adoption of the Plan by such related Employer. The requirements for Plan adoption are entirely within the discretion of the Plan Administrator and, in any case where the status of an entity as an Employer is at issue, the determination of the Plan Administrator shall be absolutely conclusive.

9.07    Rules of Construction.
    The provisions of this Plan shall be construed according to the following rules:

        (a)    Gender and Number. Unless the context clearly indicates to the contrary, (i) a reference to one or more genders shall include a reference to all the other genders, and (ii) the singular may include the plural, and the plural may include the singular.

        (b)    Examples. Whenever an example is provided or the text uses the term “including” followed by a specific item or items, or there is a passage having a similar effect, such passage of the Plan shall be construed as if the phrase “without limitation” followed such example or term (or otherwise applied to such passage in a manner that avoids limitation on its breadth of application).

        (c)    Compounds of the Word “Here”. The words "hereof", “herein”, "hereunder" and other similar compounds of the word "here" shall mean and refer to the entire Plan, not to any particular provision or section.

        (d)     Effect of Specific References. Specific references in the Plan to the Plan Administrator’s discretion shall create no inference that the Plan Administrator’s discretion in any other respect, or in connection with any other provisions, is less complete or broad.

        (e)     Subdivisions of the Plan Document. This Plan document is divided and subdivided using the following progression: articles, sections, subsections, paragraphs, subparagraphs and clauses. Articles are designated by capital roman numerals. Sections are designated by Arabic numerals containing a decimal point. Subsections are designated by lower-case letters in parentheses. Paragraphs are designated by Arabic numbers in parentheses. Subparagraphs are designated by lower-case roman numerals in parenthesis. Clauses are designated by upper-case letters in parentheses. Any reference in a section to a subsection (with no accompanying section reference) shall be read as a reference to the subsection with the specified designation contained in that same section. A similar reading shall apply with respect to paragraph references within a subsection and subparagraph references within a paragraph.

        (f)    Invalid Provisions. If any provision of this Plan is, or is hereafter declared to be void, voidable, invalid or otherwise unlawful, the remainder of the Plan shall not be affected thereby.

9.08    Successors and Assigns; Nonalienation of Benefits.
This Plan inures to the benefit of and is binding upon the parties hereto and their successors, heirs and assigns; provided, however, that the amounts credited to the LRP Account of a Participant are not (except as provided in Sections 5.05 and 6.04) subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any right to any benefits payable hereunder, including, without limitation, any assignment or alienation in connection with a separation, divorce, child support or similar arrangement, will be null and void and not binding on the Plan or the Company or any Employer. Notwithstanding the foregoing, the Plan Administrator reserves the right to make payments in accordance with a divorce decree, judgment or other court order as and when cash payments are made in accordance with the terms of this Plan from the Vested LRP Account of a Participant. Any such payment shall be charged against and reduce the Participant’s Account.

9.09    Facility of Payment.
Whenever, in the Plan Administrator's opinion, a Participant or Beneficiary entitled to receive any payment hereunder is under a legal disability or is incapacitated in any way so as to be unable to manage his financial affairs, the Plan Administrator may direct the Employer to make payments to such person or to the legal representative of such person for his benefit, or to apply the payment for the benefit of such person in such manner as the Plan Administrator considers advisable. Any payment in accordance with the provisions of this

Section shall be a complete discharge of any liability for the making of such payment to the Participant or Beneficiary under the Plan.

9.10    Missing Participants or Beneficiaries.
    Each Participant and each designated beneficiary must notify the Plan Administrator in writing as to his current mailing address and of any changes to such address in a timely manner. Any communication, statement or notice addressed to the Participant or beneficiary will be binding on a Participant and his beneficiary for all purposes of the Plan if it is mailed to the Participant or beneficiary at such address, or if no such address has been provided to the Plan Administrator, then at the last address shown on the Employer’s records.

9.11    Electronic Signatures.

The words “signed,” “signature,” and words of like import in or related to this Plan or any other document or record to be signed in connection with or related to this Plan by the Company, Plan Administrator, Executive or other individual shall be deemed to include electronic signatures and the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the fullest extent permissible under applicable law.

ARTICLE X – SIGNATURE
    IN WITNESS WHEREOF, this 409A Program is hereby amended and restated by the Company’s duly authorized officer to be effective as provided herein.

YUM BRANDS, INC.

By:	/s/ Tracy Skeans
Tracy Skeans
Chief Operating Officer and Chief People
Officer

12/23/2025
Signature Date

APPENDIX
    This Appendix modifies particular terms of this Plan document as it may apply to certain groups and situations. Except as specifically modified in this Appendix, the foregoing main provisions of this Plan document shall fully apply in determining the rights and benefits of Participants. In the event of a conflict between this Appendix and the foregoing main provisions of this Plan document, the Appendix shall govern.

APPENDIX ARTICLE A – LRP BENEFITS FOR CERTAIN PARTICIPANTS
A.01    Scope.
    This Article A provides special rules that relate to certain Participants in the Plan. This Article A applies only to the following Class I Appendix Participants and Class II Appendix Participants listed in subsections (a) and (b) below.

        (a)    Class I. Class I Appendix Participants are Scott Bergren, Clyde Leff, Micky Pant, Robert Lauber, Michael Liewen and effective as of May 7, 2007, Albert Baladi. Effective as of June 1, 2007, Clyde Leff incurred a Separation from Service and shall no longer be an active Participant after that date.

        (b)    Class II. Effective as of July 1, 2006, Brian Niccol, Angelia Pelham, Misty Reich, Patrick Grismer, Douglas Hasselo, and William Pearce shall be Class II Appendix Participants. Effective as of February 16, 2007, William Pearce incurred a Separation from Service and shall no longer be an active Participant after that date. Effective as of January 1, 2009, Sandi Karrman shall become a Class II Appendix Participant. Effective as of January 1, 2014, Micah Tsern shall become a Class II Appendix Participant.

A.02    Allocation Date for Class I Appendix Participants.
        (a)    From and After January 1, 2007. Beginning from and after January 1, 2007, the Allocation Date listed in Article II shall apply to each Class I Appendix Participant.

        (b)    Plan Years Prior to January 1, 2007. Except as provided in Subsection (c) below, for Plan Years prior to January 1, 2007, the Allocation Date for a Class I Appendix Participant shall be each anniversary of a Class I Appendix Participant’s date of hire by his Employer beginning with the first anniversary that is one (1) year after his date of hire. A Class I Appendix Participant shall also have an Allocation Date on his Termination Date.

        (c)    Transition Rules for 2006. For the 2006 Plan Year, each Class I Appendix Participant shall have two (2) Allocation Dates during the 2006 Plan Year. The first Allocation Date shall be as provided in Subsection (b) above. The second Allocation Date shall be as of the last business day of the 2006 Plan Year. In determining the Employer Credit amount for each Allocation Date during 2006, the Plan Administrator shall use the Class I Appendix Participant’s annualized Base Compensation in effect on each Allocation Date (and shall not prorate the compensation if the Class I Appendix Participant received an increase in Base Compensation during the applicable period). In addition, for the second Allocation Date (which shall be on the last business day of the 2006 Plan Year) the Class I Appendix Participant’s Base Compensation that shall be used shall be equal to the Class I Appendix Participant’s annualized Base Compensation in effect on the second Allocation Date multiplied by the Class I Appendix Participant’s fractional Year of Participation earned from the period beginning from the first Allocation Date and ending on the second Allocation Date.

A.03    Employer Credit for Class I Appendix Participants.
        (a)    Employer Credit Percentage. In lieu of the Employer Credit Percentage under Section 5.01(b), a Class I Appendix Participant’s Employer Credit Percentage (and his “Maximum Years of Employer Credits” in Subsection (b)(2)(vi) below) shall be equal to the following –

Class I Appendix Participant	Employer Credit Percentage	Maximum Years of Employer Credits
Albert Baladi	21.5%	No maximum
Scott Bergren	28%	No maximum
Clyde Leff	20%	9
Micky Pant	20%	No maximum
Robert Lauber	16%	20
Michael Liewen	20%	12

    The Employer Credit Percentage listed above shall remain the same during the Class I Appendix Participant’s participation in the Plan and shall not change due to a change in his employment level or age.

        (b)    Employer Credit Amount.

        (1)    General Rule. In lieu of the provisions under Section 5.01(c), a Class I Appendix Participant’s Employer Credit shall be determined by the Plan Administrator by converting the Employer Credit Percentage into a dollar amount by multiplying the Employer Credit Percentage by the Class I Appendix Participant’s Base Compensation (as modified in paragraph (2) below), thereafter crediting the resulting product to the Class I Appendix Participant’s LRP Account. However, notwithstanding the foregoing, effective from and after January 1, 2008 the Employer Credit for Scott Bergren, Mickey Pant and Albert Baladi shall be determined by multiplying their respective Employer Credit Percentages by their Base Compensation and Bonus Compensation (as modified in paragraph (2) below), and thereafter crediting the resulting product to their respective LRP Accounts. The Employer Credit shall be determined by the Plan Administrator as soon as administratively practicable after each Allocation Date and shall be credited to the Class I Appendix Participant’s LRP Account effective as of the Allocation Date. The calculation of the Employer Credit by the Plan Administrator shall be conclusive and binding on all Class I Appendix Participants (and their Beneficiaries).

        (2)    Operating Rules. The following operating rules shall apply for purposes of determining a Class I Appendix Participant’s Employer Credit under this Subsection (b):

        (i)    The Plan Administrator shall use the Class I Appendix Participant’s annualized Base Compensation in effect on the Allocation Date (and shall not prorate the compensation if the Class I Appendix Participant received an increase in Base Compensation during the applicable period).

        (ii)    If a Class I Appendix Participant has less than one (1) Year of Participation measured from the last Allocation Date for which the Class I Appendix Participant received an Employer Credit to the current Allocation Date (e.g., as may apply upon the Class I Appendix Participant’s Termination Date), the Class I Appendix Participant’s Base Compensation that shall be used shall be equal to the Class I Appendix Participant’s annualized Base Compensation multiplied by the Class I Appendix Participant’s fractional Year of Participation for such period.

        (iii)    If applicable, the transition rules in Section A.02 for the 2006 Plan Year shall apply.

        (iv)    The rules of Section 5.01(c)(2)(iii) shall apply (i.e., the rules on Employer Credits during an Authorized Leave of Absence); provided, however, an Employer Credit for a Class I Appendix Participant shall only be based on his Base Compensation (or his Base Compensation and Bonus Compensation for Scott Bergren, Mickey Pant and Albert Baladi).

        (v)    Notwithstanding anything in the Plan or the Appendix to the contrary, a Class I Appendix Participant shall not receive an Employer Credit using his applicable Bonus Compensation; provided however this subparagraph shall not apply to Scott Bergren, Mickey Pant and Albert Baladi.

        (vi)    A Class I Appendix Participant shall not receive an Employer Credit under the Plan after the Class I Appendix Participant’s LRP Account has been credited with the “Maximum Years of Employer Credits” listed in the chart in Subsection (a) above (i.e., after the applicable number of full Years of Participation as an active Participant in the Plan). For this purpose, all of a Class I Appendix Participant’s Years of Participation shall be counted (including Years of Participation before a break in service), and fractional Years of Participation shall be aggregated into full Years of Participation. However, if a Class I Appendix Participant has “no maximum” listed in the chart in Subsection (a) above, then the provisions of this subparagraph shall not apply to such Class I Appendix Participant.

A.04    Special Interim Earnings Rate for Class I Appendix Participants.
    Notwithstanding Section 2.15(c), the Earnings Rate for Class I Appendix Participants for the period prior to January 1, 2007 shall be the 6% per annum Earnings Rate provided in Section 2.15(d). Beginning from and after January 1, 2007 and until December 31, 2019, the Earnings

Rate for Class I Appendix Participants shall be shall be the 5% per annum Earnings Rate provided in Section 2.15(c), subject to adjustment in Section 5.01(d).

A.05    Vesting for Class I Appendix Participants.
    In lieu of Section 5.02(b), a Class I Appendix Participant’s LRP Account shall become vested and nonforfeitable as follows:

        (a)    For Scott Bergren, his LRP Account shall become vested and nonforfeitable as follows:

Years of Service	Vested Percentage
1	0%
2	25%
3	50%
4	75%
5	100%

        (b)    For all Class I Appendix Participants other than Scott Bergren, their LRP Accounts shall become 100% vested and nonforfeitable after five (5) Years of Service.

        (c)    Effective January 1, 2008, all Class I Appendix Participants shall become 100% vested in his LRP Account upon attaining three (3) Years of Service. For purposes of Class I Appendix Participants in this Plan as of December 31, 2007, this paragraph shall apply to all existing LRP Account balances as of January 1, 2008 based on the Class I Appendix Participant’s Years of Service earned both before and after January 1, 2008.

A.06    Employer Credit Percentage for Class II Appendix Participants.
    Effective from and after January 1, 2008, the Employer Credit Percentage under Section 5.01(b)(1)(ii) (i.e., the percentage schedule based on levels) shall not apply to a Class II Appendix Participant, but rather a Class II Appendix Participant’s Employer Credit Percentage shall be replaced with the following –

Class II Appendix Participant Level as of Allocation Date	Employer Credit Percentage
Level 14	7.0%
Level 15	8.0%
Level 16	9.0%
Leadership Team (LT)	9.5%

    For periods prior to January 1, 2014, the above chart included the “Partner Counsel” (PC) participant level at an Employer Credit Percentage of 11.5%.

    The Employer Credit Percentage listed above shall be used for all Allocation Dates for a Class II Appendix Participant (a) which occur while the Class II Appendix Participant is earning Years of Service under the Plan that is prior to a break in service and (b) which is solely for the period for which Section 5.01(b)(1)(ii) would otherwise apply (i.e., age 40 or greater as of the Allocation Date). The Class II Appendix Participant shall be assigned the corresponding Employer Credit Percentage for a Plan Year based upon his level status as of the Allocation Date, regardless of whether the Class II Appendix Participant was at that level for the entire Plan Year. The amount of the Employer Credit shall then be calculated under the provisions of Section 5.01(c).

    Notwithstanding the foregoing provisions of this Section A.06, beginning with the December 31, 2014 Allocation Date, Micah Stern shall be entitled to an Employer Credit Percentage for a Plan Year, as a Class II Appendix Participant, of 18%. Effective as of January 1, 2014, no other Employer Credits or any other allocations under the Plan shall apply to this Class II Appendix Participant, whether under this Appendix, Article V or otherwise, and vesting shall be determined under the Plan’s normal provisions for vesting.

A.07    Special Additional Employer Credit for Specified Class II Appendix Participants.
Effective from and after January 1, 2009, the Class II Appendix Participants identified below shall receive a special additional Employer Credit (the “Special Employer Credit”) at the “Special Employer Credit Percentage” specified below –

Class II Appendix Participant	Special Employer Credit Percentage	Date Upon Which the Special Employer Credit (and Related Earnings) Becomes Vested
Brian Niccol	7%	December 31, 2014
Misty Reich	6.5%	December 31, 2012

The Special Employer Credit shall be subject to the following requirements –

        (a)    The Special Employer Credit is in addition to the Employer Credit to which the Class II Appendix Participants identified above receive under Section 5.01(b)(1)(i) (i.e., the 1% Employer Credit);

        (b)    This Special Employer Credit shall begin on January 1, 2009 and shall be used for all Allocation Dates for the applicable Class II Appendix Participant which occur while the applicable Class II Appendix Participant is earning Years of Service under the Plan;

        (c)    The Special Employer Credit shall terminate as of the date when the Employer Credit Percentage listed in Section A.06 applies or the Class II Appendix Participant’s Termination Date (if earlier);

        (d)    The amount of the Special Employer Credit shall be calculated under the provisions of Section 5.01(c) using the Special Employer Credit Percentage; and

        (e)    In lieu of Section 5.02(b), the total amount of all the Special Employer Credits made to the applicable Class II Appendix Participant’s LRP Account pursuant to this Section A.07 shall become 100% vested and nonforfeitable as of the date listed in the above table; provided that the applicable Class II Appendix Participant is an Eligible Executive of an Employer on such vesting date.

APPENDIX ARTICLE B – PARTICIPATION BY EXECUTIVES ON INTERNATIONAL ASSIGNMENTS
B.01    Scope.
    This Article B supplements the main portion of the Plan document with respect to any person who qualifies as a Foreign-Assigned Executive and who is transferred to a Temporary Assignment outside the United States with an Approved Foreign Subsidiary, as those terms are defined in Article II of the Plan. It is effective as of January 1, 2009 for individuals that are employed by the Yum! Organization on or after that date, except as provided in Section B.02(a) or B.03 below.

B.02    Eligible Countries.
    (a)    In general. For purposes of the definition of Executive under Article II of the Plan, and subject to any additional requirements that may apply under subsection (b) below, the following are the countries to which an individual may be assigned (in connection with a Temporary Assignment that is referenced in subsection (b) of the Plan’s definition of Executive):

    (1)    Australia,

    (2)    Canada,

    (3)    China,

    (4)    Dubai,

    (5)    India,

    (6)    Singapore,

    (7)    United Kingdom,

    (8)    Russia (effective as of March 1, 2013),

    (9)    South Africa (effective as of July 1, 2013), or

    (10)    Thailand (effective as of October 1, 2013).

    (b)    Additional Requirements for Certain Countries. The following provisions shall apply to an individual who is transferred to a Temporary Assignment in one of the following countries:

    (1)    Temporary Assignment in Australia. An individual who is an executive classification in Australia at an Approved Foreign Subsidiary and who is not on

an Employer’s United States payroll (as defined in the main portion of the Plan) shall not be deemed an Executive during his period of service in Australia. However, if the individual’s employment in Australia was a Temporary Assignment and contributions to United States Social Security were made for such individual during the Temporary Assignment pursuant to a totalization agreement, then, upon this individual’s return to an executive classification on an Employer’s United States payroll, the individual shall be deemed to have been an Executive for the duration of his Temporary Assignment, and, subject to subsection (c) below (as applicable), the Plan Administrator shall credit such individual’s LRP Account with Employer Credits and Earnings Credits to the same extent as would have been credited had the individual been an Executive throughout the Temporary Assignment.

    (2)    Temporary Assignment in Canada. An individual who is an executive classification in Canada at an Approved Foreign Subsidiary and who is not on an Employer’s United States payroll shall not be deemed an Executive during his period of service in Canada. However, if the individual’s employment in Canada was a Temporary Assignment and contributions to United States Social Security were made for such individual during the Temporary Assignment pursuant to a totalization agreement, then, upon this individual’s return to an executive classification on an Employer’s United States payroll, the individual shall be deemed to have been an Executive for the duration of his Temporary Assignment, and, subject to subsection (c) below (as applicable), the Plan Administrator shall credit such individual’s LRP Account with Employer Credits and Earnings Credits to the same extent as would have been credited had the individual been an Executive throughout the Temporary Assignment.

    (3)    Temporary Assignment in India. A person who is in an executive classification in India at an Approved Foreign Subsidiary and who is not on an Employer’s United States payroll (as defined in the main portion of the Plan) shall not be deemed an Executive during his period of service in India. However, if the individual’s employment in India was a Temporary Assignment and contributions were made for such individual to the Employee’s Provident Fund scheme, the Employee’s Pension scheme and the Employees’ Deposit Linked Insurance scheme (under the Employees’ Provident Fund and Miscellaneous Provisions Act of India) during the Temporary Assignment, then, upon this individual’s return to an executive classification on an Employer’s United States payroll, the individual shall be deemed to have been an Executive for the duration of his Temporary Assignment, and, subject to subsection (c) below (as applicable), the Plan Administrator shall credit such individual’s LRP Account with Employer Credits and Earnings Credits to the same extent as would have been credited had the individual been an Executive throughout the Temporary Assignment.

        (c)    Adjustments for Benefits Earned Under Local Plans.

    (1)    The LRP Account of a Participant to whom subsection (b) applies shall be adjusted to reflect any vested benefits payable to the Participant from a British

“broad-based foreign retirement plan” (as defined in Treasury Regulation § 1.409A-1(a)(3)) with respect to his Temporary Assignment.

    (2)    If a benefit is payable to such Participant with respect to his Temporary Assignment in one of the countries identified in subsection (a) under a plan or arrangement that is not a broad-based foreign retirement plan, the Participant’s LRP Account shall be reduced only to the extent of the value of the Participant’s benefit under such other plan or arrangement as of immediately prior to the Participant’s return to an executive classification on an Employer’s United States payroll, and such reduction shall be applied only to the benefit that accrues immediately upon the Participant’s return.

B.03    Special Provisions for Certain July 2008 International Transfers.
        (a)    Covered Individuals. This Section B.03 applies to an individual who on or after July 1, 2008, and prior to January 1, 2009, was transferred from a position with an Employer in the United States classified as below Level 12 to an assignment with an Approved Foreign Subsidiary in a position classified as Level 12 or above, and who would have become an Eligible Executive under Section 3.01(a)(iii) as a result of such transfer but for the fact that he ceased to be on a United States payroll (as defined under the Plan’s definition of Eligible Executive).

        (b)    Participation. The Vice President of Global Talent Management, in his sole discretion, may classify an individual described in subsection (a) above as an Eligible Executive. If such individual is classified as an Eligible Executive pursuant to this subsection, he shall become a Participant effective as of the date of his transfer to the Approved Foreign Subsidiary in a position classified as Level 12 or above. If such individual becomes a Participant retroactively under this subsection, the Plan Administrator shall credit his LRP Account with Employer Credits and Earnings Credits to the same extent as would have been credited if he had become a Participant on the date of his transfer to the Approved Foreign Subsidiary in a position classified as Level 12 or above.

APPENDIX ARTICLE C – SPINOFF OF THE COMPANY’S CHINA BUSINESS
C.01    Scope.
    This Article C supplements the main portion of the Plan document in connection with the Company’s spinoff of its China Business. It is effective beginning immediately before the “Distribution Date”, as that term is defined in the Separation and Distribution Agreement between the Company and Yum China Holdings, Inc. (“Yum China”) for individuals who are Covered Participants under Section C.02 and who are employed by the Yum! Organization as of that time or during the China Spinoff Transition Period, as described in Section C.03.

C.02    Covered Participants.
    (a)    Group A Covered Participants. Effective immediately before the Distribution Date, the following Participants shall be Covered Participants in connection with their transfer from the Company to Yum China on the Distribution Date (and they are referred to in this Article C as “Group A Covered Participants”):

    (1)    Micky Pant, and

    (2)    Ted Stedem.

For these Participants, the Distribution Date may also be referred to as the Participants’ Transfer Date.

    (b)    Group B Covered Participants. Effective immediately before the Distribution Date, the following Participants shall be Covered Participants in connection with their transfer from the Company to the Yum China Organization on the Distribution Date (and they are referred to in this Article C as “Group B Covered Participants”), i.e., any Participant who is not a Group A Participant but who transfers from the Company to the Yum China Organization on the Distribution Date in connection with the spinoff of the Company’s China Business. For these Participants, the Distribution Date may also be referred to as the Participants’ Transfer Date.

    (c)    Group C Covered Participants. Participants described in Section C.03, who transfer from the Company to the Yum China Organization in an “Approved Transfer” (as defined in Section C.03), shall be Covered Participants for purposes of this Article C effective immediately before the date of their Approved Transfer (and they are referred to in this Article C as “Group C Covered Participants”).

The Yum China Organization refers to the controlled group of organizations of which Yum China is a part, as defined by Code section 414(b) and (c) and the regulations issued thereunder. An entity shall be considered a member of the Yum China Organization only during the period it is one of the group of organizations described in the preceding sentence. The Yum China Organization shall be deemed to first exist as of the Distribution Date.

C.03    Transition Period and Related Transfers.
The “Transition Period” is a limited period after the Distribution Date for transferring employees between the Company and the Yum China Organization by mutual agreement, as applicable under the terms of the Employee Matters Agreement between the Company and Yum China, as amended. If the Company and Yum China agree to provide for a transfer of the Participant’s employment from the Yum! Organization to the Yum China Organization during the Transition Period, the transfer will be considered an “Eligible Transfer”. The date, within the Transition Period, that is agreed to by the Company and Yum China as the effective date of a Participant’s Eligible Transfer shall be the Participant’s “Transfer Date”.

C.04    Treatment of Group A Covered Participants.
In the case of Group A Covered Participants, the following shall apply.

        (a)    Transfer of Plan Accounts. Each Group A Covered Participant shall have a special Valuation Date for the Covered Participant’s Account as of the end of the day preceding the Transfer Date and shall be credited with a prorated Earnings Credit as of such Valuation Date (based upon the Covered Participant’s LRP Account as of the preceding Valuation Date). Each Group A Covered Participant shall also have a special Allocation Date for the Covered Participant as of the end of the day preceding the Transfer Date, and the Covered Participant’s Account shall be credited with a prorated Employer Credit as of such Allocation Date. Thereafter, each Group A Covered Participant’s LRP Account shall be fully vested. Then, as of the Transfer Date, the Group A Covered Participant’s LRP Account, and all accompanying liability to or for the benefit of the Covered Participant, shall be transferred to the Yum China Leadership Retirement Plan (the “Yum China LRP”), and the balance in the LRP Account as of the Transfer Date shall become such Covered Participant’s initial account balance under the Yum China LRP. In addition, all benefit-determining elements under this Plan shall also be transferred to the Yum China LRP as of the Transfer Date (including the fully vested status of the account balance). Upon the transfer of a Covered Participant’s Plan Account to the Yum China LRP, such Covered Participant’s participation in the Plan shall terminate, and the Covered Participant shall have no further claim to an LRP Account or other rights under this Plan. Likewise, a Beneficiary’s (including any individual claiming an interest through or on behalf of a Beneficiary or Transferred Participant) interest in this Plan that is derived from a Group A Covered Participant shall also be transferred, and any reference in this Article to a Group A Covered Participant, or to such Participant’s interest, shall also refer to any Beneficiary and Beneficiary’s interest related thereto.

        (b)    Certain Elections. All Beneficiary designations and distribution elections made by a Group A Covered Participant under this Plan shall be transferred to the Yum China LRP as of the Transfer Date.

        (c)     Service. A Group A Covered Participant’s Years of Participation and Years of Service under this Plan shall be transferred to Yum China LRP as of the Transfer Date.

For avoidance of doubt, the Group A Covered Participant’s transfer to the Yum China Organization on the Distribution Date shall not cause a Separation from Service or a Break in Service for the Covered Participant under this Plan.

C.05    Treatment of Group B Covered Participants.
    In the case of Group B Covered Participants, the following shall apply.

    (a)    Maintenance of LRP Accounts. The LRP Accounts of Group B Covered Participants shall remain under this Plan, and each Group B Covered Participant’s LRP Account shall be fully vested as of the Covered Participant’s Transfer Date. In addition, each Group B Covered Participant shall have a Termination Date under Section 3.03(a)(1) as of the Covered Participant’s Transfer Date. Accordingly, the Covered Participant shall have a final Allocation Date as of the last day of the calendar quarter that contains the Covered Participant’s Transfer Date.

    (b)    Separation from Service and Distributions. A Group B Covered Participant shall not have a Separation from Service in connection with the Covered Participant’s transfer from the Company to the Yum China Organization on the Covered Participant’s Transfer Date. Instead, the Group B Covered Participant has a separation from service(within the meaning of Section 409A) from the Yum China Organization, and the Covered Participant’s LRP Account shall then be distributed pursuant to the provisions that would apply under this Plan if such separation from service were a Separation from Service from the Yum Organization at such time. Therefore, in accordance with Section 2.35, the Covered Participant shall continue to have Valuation Dates (and to receive Earnings Credits on his LRP Account) until the Valuation Date under the Plan that is the last day of the calendar quarter that contains the date as of which such Participant becomes entitled to a distribution under Article V.

C.06    Treatment of Group C Covered Participants.
In the case of Group C Covered Participants, the following shall apply.

    (a)    Maintenance of LRP Accounts. The LRP Accounts of Group C Covered Participants shall remain under this Plan, and each Group C Covered Participant’s LRP Account shall be fully vested as of the Covered Participant’s Transfer Date. In addition, each Group C Covered Participant shall have a Termination Date under Section 3.03(a)(1) as of the Covered Participant’s Transfer Date. Accordingly, the Covered Participant shall have a final Allocation Date as of the last day of the calendar quarter that contains the Covered Participant’s Transfer Date.

    (b)    Separation from Service and Distributions. Each Group C Covered Participant shall have a Separation from Service in connection with the Covered Participant’s transfer from the Company to the Yum China Organization on his Transfer Date. Accordingly, the Covered Participant’s LRP Account shall be distributed pursuant to the provisions that apply under this Plan for a Separation from Service from the Yum Organization at such time. Further, in accordance with Section 2.35, the Covered Participant shall continue to have Valuation Dates (and to receive Earnings Credits on his LRP Account) until the Valuation Date under the Plan that is the last day of the calendar quarter that contains the date as of which such Participant becomes entitled to a distribution under Article V.

APPENDIX ARTICLE D – ACQUISITION OF THE HABIT RESTAURANTS, LLC
D.01    Scope.
    This Article D supplements the main portion of the Plan document in connection with the Company’s acquisition of The Habit Restaurants, LLC (“Habit”). It is effective as of the closing date of the acquisition of Habit by the YUM! Organization (the “Closing”).

D.02    Status of Habit as an Adopting Employer.
    For the period starting on the Closing and through December 31, 2021, Habit was not accorded the status of an adopting Employer under the Plan by the Company. Effective as of January 1, 2022, Habit was designated by the Company as an adopting Employer under the Plan.

D.03    Status of Habit Executives as Eligible Executives
    No individual providing services to Habit as an executive could become an Eligible Executive under the Plan during the period starting on the Closing and ending December 31, 2021. An individual providing services to Habit as an executive as of January 1, 2022, who satisfies the requirements to be an Executive on such date, and who satisfies all of the requirements in Section 3.01 to be an Eligible Executive on such date, shall begin participation under the Plan as of such date in accordance with the rules applicable to 2019 Refresh Participants. Following January 1, 2022, individuals providing services to Habit as Executive shall begin participation under the Plan in accordance with the terms governing participation in the main portion of the Plan document.

D.04    Years of Service and Years of Participation
    In determining a Participant’s Years of Service for purposes of vesting, Years of Service with Habit prior to January 1, 2022 shall be considered. However, in determining a Participant’s Years of Participation, service with Habit prior to January 1, 2022 shall not result in any Years of Participation and shall not be considered in determining the Participant’s Participation Period under the Plan.

APPENDIX ARTICLE E – GLOBAL RULES FOR IDENTIFYING SPECIFIED EMPLOYEES UNDER COMPANY 409A PLANS EFFECTIVE MARCH 26, 2019
    For purposes of all existing and future employment agreements, severance agreements, change-in-control agreements and other agreements, arrangements or plans entered into or sponsored by Yum! Brands, Inc. or any member of Yum! Brands Organization (the “Company”) and that constitute deferred compensation plans within the meaning of Section 409A(d) of the Internal Revenue Code of 1986 (the “Code”) and Treas. Reg. § 1.409A-1(a), an individual shall be considered a “specified employee” under Code Section 409A if he or she is determined to be a “key employee” of the Company. For this purpose, effective March 26, 2019, and subject to the last paragraph of these Global Rules, a key employee is any individual who is:
(a)     An officer of any member of the Yum! Brands Organization having annual compensation greater than $130,000 (as adjusted for the applicable year under Code Section 416(i)(1));
(b)    A five-percent (5%) owner of any member of the Yum! Brands Organization; or
(c)     A one-percent (1%) owner of any member of the Yum! Brands Organization having annual compensation of more than $150,000.
For purposes of (a) above, no more than 50 employees identified in the order of their annual compensation shall be treated as officers.
For purposes of (a) and (c) above, “annual compensation” means compensation as defined in Treas. Reg. §1.415(c)-2(a), without regard to Treas. Reg. §§1.415(c)-2(d), 1.415(c)-2(e), and 1.415(c)-2(g); provided, however, that effective as of the “key employee identification date” that occurs on December 31, 2009, annual compensation shall not include compensation excludible from an employee’s gross income on account of the location of the services or the identity of the employer that is not effectively connected with the conduct of a trade or business in the United States, in accordance with Treas. Reg. § 1.415(c)-2(g)(5)(ii).
For purposes of these Global Rules, “Yum! Brands Organization” means the controlled group of organizations of which the Company is a part, as defined by Section 414 of the Code and the regulations thereunder. An entity shall be considered a member of the Yum! Brands Organization only during the period it is one of the group of organizations described in the preceding sentence.
Whether an individual is a key employee shall be determined in accordance with Section 416(i) of the Code and the applicable regulations and other guidance of general applicability issued thereunder or in connection therewith; provided, that Section 416(i)(5) of the Code shall not apply in making such determination, and provided further that the applicable year shall be determined in accordance with Section 409A of the Code and that any modification of the foregoing Code Section 416(i) definition that applies under Section 409A of the Code shall be taken into account. The provisions of this definition shall be interpreted and applied in all respects to comply with Code Section 409A.
Notwithstanding the foregoing provisions of these Global Rules, the Company’s specified employees for the period from March 26, 2020 to March 31, 2020 shall be determined by combining the list of key employees determined as of December 31, 2018 for members of the Yum! Brands Organization as of such date (which list shall be determined in accordance with the foregoing provisions of these Global Rules) with the list of specified employees as of such date for Habit Restaurants, LLC (determined in accordance with the Section 2.25 of the Habit Restaurants Deferred Compensation Plan). Similarly, the Company’s specified employees for the period from April 1, 2020 to March 31, 2021 shall be determined by combining the list of key employees determined as of December 31, 2019 for members of the Yum! Brands Organization as of such date with the list of specified employees as of such date for Habit Restaurants, LLC. Each such combined list reflects an alternative method for identifying specified employees in accordance with Treas. Reg. § 1.409A-1(i)(5). Accordingly, it is expressly permissible for there to be more than 50 included on each such combined list based on their status as officers (only the underlying lists are limited to no more than 50 who are included based on their status as officers).